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100 NE Adams Street
Peoria, Illinois 61629

Notice of Annual Meeting of Stockholders
Wednesday, June 14, 2006
1:30 p.m. - Central Daylight Time

Northern Trust Building
50 South LaSalle Street
Chicago, Illinois 60675

April 28, 2006

Fellow stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2006 Caterpillar Inc. annual meeting of stockholders to:

•	elect directors;
•	amend articles of incorporation;
•	ratify Independent Registered Public Accounting Firm;
•	act on management proposals;
•	act on stockholder proposals, if properly presented; and
•	conduct any other business properly brought before the meeting.

You must have an admission ticket to attend. Procedures for requesting the admission ticket are detailed on page 45 of this proxy statement. Attendance and voting is limited to stockholders of record at the close of business on April 17, 2006.

Sincerely yours,

James W. Owens Chairman

Table of Contents
Notice of Annual Meeting
Attendance and Voting Matters
The Caterpillar Board of Directors
Certain Related Transactions
Audit Committee Report
Governance Committee Report
Caterpillar Stock Owned by Officers and Directors
Persons Owning More than Five Percent of Caterpillar Stock
Performance Graph
Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation
Executive Compensation Tables
Management Proposals
Proposal 1 - Management Proposal: Election of Directors
Proposal 2 - Management Proposal: Approve Amendment to Articles of Incorporation
Proposal 3 - Management Proposal: Approve Caterpillar Inc. 2006 Long-Term Incentive Plan
Proposal 4 - Management Proposal: Approve Caterpillar Inc. Executive Short-Term Incentive Plan
Proposal 5 - Management Proposal: Ratification of Independent Registered Public Accounting Firm
Stockholder Proposals
Proposal 6 - Stockholder Proposal: Annual Election of Directors Caterpillar Response
Proposal 7 - Stockholder Proposal: Separate CEO & Chair Caterpillar Response
Proposal 8 - Stockholder Proposal: Director Election Majority Vote Standard Caterpillar Response
Other Matters
Admission Ticket Request Procedure
Exhibit A - Caterpillar Inc. 2006 Long-Term Incentive Plan
Exhibit B - Caterpillar Inc. Executive Short-Term Incentive Plan

Attendance and Voting Matters

Admission Ticket Required
Anyone wishing to attend the annual meeting must have an admission ticket issued in his or her name. Admission is limited to stockholders of record on April 17, 2006, and one guest or a stockholder's authorized proxy holder. The requirements for obtaining an admission ticket are specified in the "Admission Ticket Request Procedure" on page 45.

Record Date Information
Each share of Caterpillar stock you owned as of April 17, 2006, entitles you to one vote. As of April 17, 2006, there were approximately 666 million shares of Caterpillar common stock outstanding.

Voting by Telephone or Internet
Caterpillar is again offering stockholders the opportunity to vote by phone or electronically via the Internet. Instructions for stockholders interested in using either of these methods to vote are set forth on the enclosed proxy and/or voting instruction card.

If you vote by phone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. In the opinion of counsel, voting by phone or via the Internet are valid proxy voting methods under Delaware law and Caterpillar's bylaws.

Giving your Proxy to Someone Other than Individuals Designated on the Card
If you want to authorize someone other than the individual(s) named on the proxy card to vote this written proxy:

•	cross out the individual(s) named and insert the name of the individual you are authorizing to vote; or
•	provide a written authorization to the individual you are authorizing to vote along with your proxy card.

To obtain an admission ticket for your authorized proxy representative, see the requirements specified in the "Admission Ticket Request Procedure" on page 45.

Quorum
A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Vote Necessary for Action
Directors are elected by a plurality vote of the shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot.

Other actions require an affirmative vote of the majority of shares present at the meeting. Abstentions and broker non-votes have the effect of a vote against matters other than director elections.

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with management's recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. You may change your vote by voting in person at the annual meeting or by submitting another proxy that is dated later. For all methods of voting, the last vote cast will supercede all previous votes.

The Caterpillar Board of Directors

Structure
Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. With the exception of the Chairman, all directors are independent as defined in the New York Stock Exchange listing standards.

Directors elected at the 2006 annual meeting of stockholders will hold office for a three-year term expiring in 2009. Other directors are not up for election this year and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting.

Mr. Gordon Parker, a valued member of the board of directors of Caterpillar Inc. since 1995, notified the board of directors at a meeting held on December 14, 2005, of his intention to retire from the Caterpillar board effective June 14, 2006.

Directors Up for Election This Year for Terms Expiring in 2009

▪
DAVID R. GOODE, 65, former Chairman, President and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation). Other directorships: Delta Air Lines, Inc.; Norfolk Southern Corporation; and Texas Instruments Incorporated. Mr. Goode has been a director of the company since 1993.

▪
JAMES W. OWENS, 60, Chairman and CEO of Caterpillar Inc. (machinery, engines, and financial products). Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar. Other directorships: Alcoa Inc. and International Business Machines Inc. Mr. Owens has been a director of the company since 2004.

▪
CHARLES D. POWELL, 64, Chairman of Safinvest Limited (asset and investment management) and LVMH Services Limited (luxury goods). Prior to his current positions, Lord Powell was Chairman of Phillips Fine Art Auctioneers (art, jewelry and furniture auction) and Chairman of Sagitta Asset Management Limited (asset management). Other directorships: LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc. Lord Powell has been a director of the company since 2001.

▪
JOSHUA I. SMITH, 65, Chairman and Managing Partner of the Coaching Group, LLC (management consulting). As part of the Coaching Group, Mr. Smith served as former Vice Chairman and Chief Development Officer of iGate, Inc. (broadband networking). Other directorships: CardioComm Solutions Inc.; Federal Express Corporation; and The Allstate Corporation. Mr. Smith has been a director of the company since 1993.

Directors Remaining in Office Until 2008

▪
W. FRANK BLOUNT, 67, Chairman and CEO of JI Ventures, Inc. (venture capital) and TTS Management Corporation (private equity management). Prior to his current positions, Mr. Blount served as Chairman and CEO of Cypress Communications Inc. (telecommunications). Other directorships: ADTRAN, Inc.; Alcatel S.A.; Entergy Corporation; and Hanson PLC. Mr. Blount has been a director of the company since 1995.

▪	JOHN R. BRAZIL, 60, President of Trinity University (San Antonio, Texas). Dr. Brazil has been a director of the company since 1998.

▪
EUGENE V. FIFE, 65, Managing Principal of Vawter Capital LLC (private investment). Mr. Fife served as the interim CEO and President of Eclipsys Corporation from April to November of 2005. He currently serves as the non-executive Chairman of Eclipsys Corporation. Mr. Fife has been a director of the company since 2002.

▪
GAIL D. FOSLER, 58, Executive Vice President and Chief Economist of The Conference Board (research and business membership). Prior to her current position, Ms. Fosler was Senior Vice President of The Conference Board. Other directorship: Baxter International Inc. Ms. Fosler has been a director of the company since 2003.

▪
PETER A. MAGOWAN, 64, President and Managing General Partner of the San Francisco Giants (major league baseball team). Other directorship: DaimlerChrysler AG. Mr. Magowan has been a director of the company since 1993.

Directors Remaining in Office Until 2007

▪
JOHN T. DILLON, 67, former Chairman and CEO of International Paper (paper and forest products). Mr. Dillion serves as Vice Chairman of Evercore Capital Partners (advisory and investment firm) and Senior Managing Director of the firm's investment activities and private equity business. Other directorships: E. I. du Pont de Nemours and Company; Kellogg Co.; and Vertis Inc. Mr. Dillon has been a director of the company since 1997.

▪
JUAN GALLARDO, 58, Chairman of Grupo Embotelladoras Unidas S.A. de C.V. (bottling). Former Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade), former Chairman and CEO of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills) and former Chairman of Mexico Fund Inc. (mutual fund). Other directorships: Lafarge SA and Grupo Mexico, S.A. de C.V. Mr. Gallardo has been a director of the company since 1998.

▪
WILLIAM A. OSBORN, 58, Chairman and CEO of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank). Other directorships: Nicor Inc. and Tribune Company. Mr. Osborn has been a director of the company since 2000.

▪
EDWARD B. RUST, JR.,55, Chairman and CEO of State Farm Mutual Automobile Insurance Company (insurance). He is also President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates, as well as Trustee and President of State Farm Mutual Fund Trust and State Farm Variable Product Trust. Other directorships: Helmerich & Payne, Inc. and The McGraw-Hill Companies, Inc. Mr. Rust has been a director of the company since 2003.

Board Meetings, Communications and Committees
In 2005, our board met six times and held regularly scheduled executive sessions without management presided by the chair of the Governance Committee. In addition to those meetings, directors attended meetings of individual board committees. For our incumbent board as a whole, attendance in 2005 at board and committee meetings was 96.19 percent. Company policy, posted on our website, states that in the absence of unavoidable conflict, all directors are expected to attend the annual meeting of stockholders. All of our fourteen directors attended the annual meeting in April 2005.

Our board has four standing committees, an Audit Committee, Compensation Committee, Governance Committee and Public Policy Committee. Copies of written charters for each of these committees, as well as our board's Guidelines on Corporate Governance Issues, Worldwide Code of Conduct and other corporate governance information are available on our Internet site (www.CAT.com/governance), or upon written request to the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

You may communicate with any of our directors, our board as a group or any board committee as a group by sending an email to a particular director, the board or a committee at Directors@CAT.com or by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629. The board has delegated to the Corporate Secretary, or his designee, responsibility for determining in his discretion whether the communication is appropriate for individual director, committee or board consideration. According to the policy adopted by the board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the company's ordinary business operations, billing issues, product or service related inquires, order requests and similar issues to the appropriate individual within the company. All other communications are to be submitted to the board as a group, to the particular director to whom it is directed or, if appropriate, to the director or committee the Corporate Secretary believes to be the most appropriate recipient, as the case may be. If you send an email or letter to a director, the board or a board committee, you will receive a written acknowledgement from the Corporate Secretary's office confirming receipt of your communication.

Below is a description of each committee of the board. Committee memberships as of December 31, 2005, are listed in the Committee Membership table on page 5.

The Audit Committee assists the board in fulfilling its oversight responsibilities for financial matters. The committee performs this function by monitoring Caterpillar's financial reporting process and internal controls and by assessing the audit efforts of Caterpillar's Independent Registered Public Accounting Firm (auditors) and internal auditing department. The committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate, and, where appropriate, replace the auditors. The committee also reviews updates on emerging accounting and auditing issues provided by the auditors and by management to assess their potential impact on Caterpillar. During 2005, the committee met nine times. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards and meet financial literacy guidelines adopted by the board. Additionally, the board has determined that each member of the committee qualifies as an "audit committee financial expert" as defined under the Sarbanes-Oxley Act of 2002 and Item 401(h) of Regulation S-K.

The Compensation Committee assists the board of directors in fulfilling its responsibilities in connection with the compensation of company directors, officers and employees. It performs this function by approving and recommending standards for the company's compensation programs and plans, including various incentive compensation, retirement and other benefit plans. The committee reviews the board's annual review of the performance of the company's Chief Executive Officer and fixes his compensation. The committee also reviews the company's salaried and management compensation practices, including the methodologies for setting employee and officer salaries, and fixes the salary and other compensation of all officers of the company. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards. During 2005, the committee met four times.

The Governance Committee makes recommendations to the board regarding the appropriate size and composition of the board, and monitors and makes recommendations regarding the board's performance. The committee, formerly known as the Nominating and Governance Committee, continues to perform the functions of a nominating committee. As such, the committee makes recommendations regarding the criteria for the selection of candidates to serve on the board and evaluates and makes recommendations on proposed candidates for service on the board, including recommending the slate of nominees for election at annual meetings of stockholders. The committee also recommends candidates for election as officers of the company (including Chairman and Chief Executive Officer), monitors compliance with the board's Guidelines on Corporate Governance Issues, and administers the board's self-evaluation and the self-evaluation of each board committee and shares the results thereof with the board for discussion and deliberation. The committee considers director nominees from stockholders for election at the annual stockholders' meeting. Stockholders who are interested in nominating a director candidate can do so in accordance with the policy discussed in the Governance Committee Report on page 9. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards. During 2005, the committee met four times.

The Public Policy Committee assists the board in general oversight with respect to matters of public and social policy affecting the company domestically and internationally, including investor, consumer and community relations issues and employee safety programs, policies and procedures, and labor relations issues. The committee oversees the company's Worldwide Code of Conduct, Policy Letters, compliance programs and reviews major legislative proposals and proposed regulations involving matters not falling within the substantive coverage of any other committee of the board. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards. During 2005, the committee met four times.

Committee Membership (as of December 31, 2005)
	Audit	Compensation	Governance	Public Policy

W. Frank Blount	Ö		Ö
John R. Brazil		Ö		Ö*
John T. Dillon	Ö		Ö*
Eugene V. Fife	Ö*
Gail D. Fosler		Ö		Ö
Juan Gallardo			Ö	Ö
David R. Goode	Ö		Ö
Peter A. Magowan		Ö	Ö
William A. Osborn		Ö*
James W. Owens
Gordon R. Parker	Ö			Ö
Charles D. Powell		Ö		Ö
Edward B. Rust, Jr.	Ö		Ö
Joshua I. Smith		Ö		Ö

* Chairman of Committee

Director Compensation
Of our current board members, only Mr. Owens is a salaried employee of Caterpillar. Mr. Owens receives no compensation for board service. Non-employee directors do receive compensation for board service. For 2005, compensation for non-employee directors was comprised of the following components:

Annual Retainer:	$65,000
Attendance Fees:	$1,000 for each board meeting $1,000 for each board committee meeting Expenses related to attendance
Committee Chairman Stipend:	Audit	$15,000 annually
	Compensation	$10,000 annually
	Governance	$ 6,500 annually
	Public Policy	$ 5,000 annually
Audit Committee Members Stipend:	$5,000 annually
Stock Options:	4,000[1] shares annually

[1] The 4,000 shares granted in April 2005 was adjusted to 8,000 shares in connection with a 2-for-1 stock split in July 2005.

Based on the foregoing components, the individual compensation paid to each outside director in 2005 is set forth below.

Director Compensation for 2005
						Non-Qualified Options
Director	Director Since	Annual Retainer	Chairman Stipend	Attendance Fees	Audit Committee Member	Grant Date	Shares Granted[1]
W. Frank Blount	1995	$65,000	$--	$19,000	$5,000	04/13/2005	4,000
John R. Brazil	1998	$65,000	$5,000	$20,000	$--	04/13/2005	4,000
John T. Dillon	1997	$65,000	$6,500	$18,000	$5,000	04/13/2005	4,000
Eugene V. Fife	2002	$65,000	$15,000	$15,000	$--	04/13/2005	4,000
Gail D. Fosler	2003	$65,000	$--	$14,000	$--	04/13/2005	4,000
Juan Gallardo	1998	$65,000	$--	$13,000	$--	04/13/2005	4,000
David R. Goode	1993	$65,000	$--	$18,000	$5,000	04/13/2005	4,000
Peter A. Magowan	1993	$65,000	$--	$13,000	$--	04/13/2005	4,000
William A. Osborn	2000	$65,000	$10,000	$10,000	$--	04/13/2005	4,000
Gordon R. Parker	1995	$65,000	$--	$17,000	$5,000	04/13/2005	4,000
Charles D. Powell	2001	$65,000	$--	$14,000	$--	04/13/2005	4,000
Edward B. Rust, Jr.	2003	$65,000	$--	$17,000	$5,000	04/13/2005	4,000
Joshua I. Smith	1993	$65,000	$--	$14,000	$--	04/13/2005	4,000
[1] 2005 grant of 4,000 shares was adjusted in connection with a 2-for-1 stock split in July, 2005.

Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer 50 percent or more of their annual compensation in an interest-bearing account or an account representing equivalent shares of Caterpillar stock. Under the 1996 Stock Option and Long-Term Incentive Plan, directors could also elect to receive all or a portion of their annual retainer fees, attendance fees and/or stipends in shares of Caterpillar stock.

Eligible directors may also participate in a Charitable Award Program. Under the program, a donation of up to $1,000,000 will be made by the company, in the director's name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the director's death. Of the total donation amount, 50 percent will be donated to the eligible tax-exempt organization(s) selected by the director, and the remaining portion of the donation will be made to the Caterpillar Foundation. The maximum amount payable under the program is $1 million on behalf of each eligible director and is based on the director's length of service. The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

Legal Proceedings
On May 11, 2000, the First Circuit Court in Mexico City granted Grupo Azucarero Mexico, S.A. de C.V., a public company of which Juan Gallardo is the controlling stockholder, suspension of payments protection, which is legal protection similar to Chapter 11 of the U.S. Bankruptcy Code. This protection enables the company to continue its operations while meeting its financial obligations in an orderly fashion.

Certain Related Transactions

During 2005, Caterpillar paid $404,225 to Out of the Ordinary Inc. for consulting services. Out of the Ordinary Inc. is owned 100 percent by Danielle Pflederer, wife of Mark Pflederer, Vice President of Caterpillar's Technology & Solutions Division. No service contracts with Out of the Ordinary were approved by Mark Pflederer. The company plans to continue purchasing consulting services from Out of the Ordinary Inc. in 2006.

Audit Committee Report

The Audit Committee (committee) is comprised entirely of independent directors (as defined for members of an audit committee in the New York Stock Exchange listing standards) and operates under a written charter adopted by the board. The members of the committee, as of December 31, 2005, are listed at the end of this report. Management is responsible for the company's internal controls and the financial reporting process. The Independent Registered Public Accounting Firm (auditors) are responsible for performing an independent audit of the company's consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The committee's responsibility is to monitor these processes. In this regard, the committee meets separately at each committee meeting with management, the Vice President for Corporate Auditing and Compliance and the auditors. The committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The committee is responsible for selecting and, if appropriate, replacing the auditors (PricewaterhouseCoopers LLP).

Pre-Approval Process
The committee pre-approves all audit and non-audit services to be performed by the auditors. It has policies and procedures in place to ensure that the company and its subsidiaries are in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (SEC) rules regarding auditor independence. These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. The policies and procedures are detailed as to the particular service and do not delegate the committee's responsibility to management. They address any service provided by the auditors, and any audit or audit-related services to be provided by any other audit service provider. The pre-approval process includes an annual and interim component.

Annual Pre-Approval Process
At each February committee meeting, management and the auditors jointly submit a Service Matrix of the types of audit and non-audit services that management may wish to have the auditors perform for the year. The Service Matrix categorizes the types of services by Audit, Audit-Related, Tax and All Other. Approval of a service is merely an authorization that this type of service is permitted by the committee, subject to pre-approval of specific services. Management and the auditors jointly submit an Annual Pre-Approval Limits Request. The request lists individual project and aggregate pre-approval limits by service category. The request also lists known or anticipated services and associated fees. The committee approves or rejects the pre-approval limits and each of the listed services. For 2005, the pre-approval limits were as follows:

Type of Service	Pre-approval Limits (in thousands)

	Per Project	Aggregate Limit

Audit Services	$200	$15,000
Audit Related Services	$200	$3,000
Tax Services	$200	$15,000
All Other Services	$200	$1,000

Interim Pre-Approval Process
During the course of the year, the committee chairman has the authority to pre-approve requests for services that were not approved in the Annual Pre-Approval Process. Committee approval is not required for individual projects below the pre-approval project limits. However, all services, regardless of fee amounts, are subject to the services allowable under the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence. In addition, all fees are subject to on-going monitoring by the committee.

On-Going Monitoring
At each committee meeting subsequent to the board of directors' meeting in February, the chairman reports any interim pre-approvals since the last meeting. Also, at each of these meetings, management and the auditor provide the committee with an update of fees expected to be incurred for the year compared to amounts pre-approved in February.

The committee has discussed with the company's auditors the overall scope and plans for the independent audit. Management represented to the committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the company's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. Management made presentations to the committee throughout the year on specific topics of interest, including: (i) management's philosophy, asset allocation levels, risk management and oversight of the company's pension funds; (ii) accounting for the company's pension funding obligations; (iii) the company's derivatives policy and usage review; (iv) the internal audit plan for 2005; (v) updates on the implementation of the internal audit plan for 2005; (vi) the company's information technology systems and the controls in place within those systems for compliance with the Sarbanes-Oxley Act of 2002; (vi) the applicability of new accounting releases; (vii) the company's critical accounting policies; (viii) risk management initiatives and controls for various business units within the company, including the Global Mining Division and Financial Products Division; and (ix) the company's progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

The auditors provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors' independence with management and the auditors. In addition, the committee noted that no information technology consulting services had been provided by the auditors' firm. The committee concluded that the auditors' independence had not been impaired.

Based on: (i) the committee's discussion with management and the auditors; (ii) the committee's review of the representations of management; and (iii) the report of the auditors to the committee, the committee recommended to the board that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 22, 2006.

By the Audit Committee consisting of:
Eugene V. Fife (Chairman)	David R. Goode
W. Frank Blount	Gordon R. Parker
John T. Dillon	Edward B. Rust, Jr.

Audit Fees
Fees paid to our auditors' firm were comprised of the following (in millions):

	2004 Actual[4]	2005 Actual

Audit Services	$18.7	$15.7
Audit Related Services[1]	2.8	3.0
Tax Compliance Services[2]	3.4	2.3
Tax Planning and Consulting Services[3]	7.8	6.4
All Other	0.1	0.1
TOTAL	$32.8	$27.5

1 Total fees paid directly by the benefit plans and not the company were $.2 and $.3 in 2004 and 2005, respectively.
2 "Tax Compliance Services" includes, among other things, tax return preparation and review, executive tax compliance and advising on the impact of changes in local tax laws.
3 "Tax Planning and Consulting Services" includes, among other things, tax planning and advice and assistance with respect to transfer pricing issues.
4 $0.2 of Agreed Upon Procedures costs were reclassified from Audit Services to Audit Related Services and $0.2 of additional out-of pocket expenses were added to the Audit Services category.

Governance Committee Report

The Governance Committee (committee) is composed of six directors, identified at the end of this report, all of whom meet the independence requirements for nominating committee members as defined in the New York Stock Exchange listing standards and determined by the board in its business judgment. The committee operates under a written charter adopted by the board. As part of its mandate, the committee evaluates and makes recommendations regarding proposed candidates to serve on the board, including recommending the slate of nominees for election at annual meetings of stockholders.

Presiding Director
At the recommendation of the committee, the board met on April 12, 2006, and designated the chairman of the committee as the presiding director of the board with the following clearly delineated responsibilities:

•	chair executive sessions of independent directors and preside at all meetings of the board at which the chairman and CEO is not present;
•	review board meeting agendas;
•	review meeting schedules;
•
provide feedback from the board to the chairman and CEO following each executive session of independent directors, and in conjunction with the Compensation Committee chair, provide the chairman and CEO with an annual performance review; and

•	call executive sessions of independent directors when necessary.

Process for Nominating Directors
The committee solicits and receives recommendations for potential director candidates from other directors and Caterpillar management and may also utilize the services of a third party consultant to identify and evaluate potential nominees. The committee also considers unsolicited inquiries or nominees proposed by stockholders in accordance with procedures outlined below and in compliance with the company’s bylaws.

When considering a candidate, the committee believes that certain characteristics are essential. For example, candidates must be individuals of high integrity, honesty and accountability, with a willingness to express independent thought. Candidates must also have successful leadership experience and stature in their primary fields, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company. Particular consideration will be given to candidates with experience as chief executive officers of successful, capital-intensive businesses with international operations. In addition, candidates must have a demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics.

The committee also believes that certain characteristics are desirable. This includes being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of the board. At the same time, candidates should be independent, with an absence of conflicts of interests, and have the ability to devote the time necessary to meet director responsibilities; in particular, serve on no more than five public company boards in addition to the Caterpillar board. Candidates must also have the ability to commit to company stock ownership according to the company’s Guidelines on Corporate Governance Issues.

Stockholder Nominations
Stockholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the company. Such written notice of an intent to nominate a director candidate at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary no later than ninety (90) days in advance of such meeting. The notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the nominating stockholder is a stockholder of record of the company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board; and (v) the consent of each nominee to serve as a director of the company if so elected. The presiding officer of the annual meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the company's bylaws by writing the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

By the Governance Committee consisting of:
John T. Dillon (Chairman)	David R. Goode
W. Frank Blount	Peter A. Magowan
Juan Gallardo	Edward B. Rust, Jr.

Caterpillar Stock Owned by Executive Officers and Directors (as of December 31, 2005)

Blount	68,243	[1]	Osborn	40,602	[11]
Brazil	43,302	[2]	Owens	1,883,305	[12]
Dillon	76,258	[3]	Parker	93,665	[13]
Fife	38,002	[4]	Powell	36,411	[14]
Fosler	18,002	[5]	Rust	20,935	[15]
Gallardo	150,103	[6]	Shaheen	930,849	[16]
Goode	98,402	[7]	Smith	54,855	[17]
Levenick	453,973	[8]	Vittecoq	506,118	[18]
Magowan	281,609	[9]	Wunning	556,052	[19]
Oberhelman	784,010	[10]	All directors and executive officers as a group	13,605,459	[20]

1    Blount - Includes 56,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 1,001 shares of common stock.

2    Brazil - Includes 40,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 340 shares of common stock.

3    Dillon - Includes 64,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 493 shares of common stock.

4 Fife - Includes 16,002 shares subject to stock options exercisable within 60 days.
5 Fosler - Includes 16,002 shares subject to stock options exercisable within 60 days.
6    Gallardo - Includes 56,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 340 shares of common stock.

7    Goode - Includes 72,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 32,168 shares of common stock.

8 Levenick - Includes 421,042 shares subject to stock options exercisable within 60 days.
9    Magowan - Includes 72,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 10,878 shares of common stock.

10  Oberhelman - Includes 729,308 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2005, in 22,874 shares of common stock.

11  Osborn - Includes 32,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 88 shares of common stock.

12  Owens - Includes 1,651,334 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2005, in 6,310 shares of common stock.

13  Parker - Includes 72,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 1,146 shares of common stock.

14  Powell - Includes 32,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 88 shares of common stock.

15  Rust - Includes 16,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 4,058 shares of common stock.

16  Shaheen - Includes 785,078 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2005, in 40,311 shares of common stock.

17  Smith - Includes 44,002 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2005, in 1,098 shares of common stock.

18 Vittecoq - Includes 437,328 shares subject to stock options exercisable within 60 days.
19  Wunning - Includes 506,920 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2005, in 19,126 shares of common stock.

20 Group includes directors, named executives and 33 additional executive officers. Amount includes 11,627,152 shares subject to stock options exercisable within 60 days and 133,646 shares for which voting and investment power is shared. Each individual director and executive officer beneficially owns less than one percent of the company's outstanding common stock. All directors and executive officers as a group beneficially own 2.03 percent of the company's outstanding common stock.

Persons Owning More than Five Percent of Caterpillar Stock (as of December 31, 2005)

	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	1,442,000	0	40,058,000	0	40,058,000	5.9%

Performance Graph

CATERPILLAR INC.

Total Cumulative Stockholder Return for
Five-Year Period Ending December 31, 2005

The graph below shows the cumulative stockholder return assuming an investment of $100 on December 31, 2000, and reinvestment of dividends issued thereafter.

	2000	2001	2002	2003	2004	2005

Caterpillar Inc.	$100.00	$113.63	$102.42	$190.65	$228.48	$275.81
S&P 500	$100.00	$88.12	$68.66	$88.34	$97.94	$102.74
S&P 500 Machinery	$100.00	$108.07	$105.41	$159.10	$191.50	$193.36

Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation

As Caterpillar's Compensation Committee (committee), our primary goal is to establish a compensation program that serves the long-term interests of Caterpillar and its stockholders. We believe a focused, competitive compensation program, tailored to meet our long-term financial, operational and strategic goals, helps us engage the entire Caterpillar team as we strive to achieve Vision 2020. Although this report primarily focuses on executive officer compensation (CEO and group presidents), the committee emphasizes that it is only through the efforts of highly motivated, dedicated Caterpillar employees at all levels around the globe that the company delivered its successes in 2005 and will it be able to continue to drive profitable growth and build on its success in the future. Ultimately, it is the people at Caterpillar who make everything we do possible.

We believe that Caterpillar has developed and implemented a compensation program that effectively:
•  links the interests of management and stockholders;
•  links employee compensation with both individual performance and long-term Caterpillar performance; and
•  attracts and retains people of high caliber and ability.

To assist us in evaluating the compensation practices at Caterpillar, we engage an independent outside consultant, Hewitt Associates (Hewitt), to advise us directly. The role of the consultant is to provide advice and ongoing recommendations regarding executive compensation that are consistent with Caterpillar's business goals and pay philosophy. The consultant provides market information and analyses as background to decisions regarding total compensation, including base salary, short-term incentives, long-term incentives, executive benefits and perquisites for the CEO, other executive officers and select key employees.

To ensure that Caterpillar executive officer compensation is competitive in the marketplace, we benchmark ourselves against an appropriate comparator group, the Hewitt Core Group 1 (HCG1). The HCG1 is comprised of 23 companies, 21 of which are from the Fortune 300 (excluding BP p.l.c., a British company, and Rockwell International Company) representing a cross section of industries. All components of the Caterpillar executive compensation package as well as the long-term incentive compensation components for all employees are targeted at the median level of the HCG1. The compensation data we receive from Hewitt, which also serves as our primary source for compensation data, is regressed so that market compensation levels reflect differences in company size and scope. We believe the list of companies below is representative of the market in which we compete for talent. However, the committee regularly reviews the comparator group to assure that it remains an appropriate benchmark for Caterpillar.

• 3M Company	• H.J. Heinz Company	• The Procter & Gamble Company
• Alcoa Inc.	• Hewlett-Packard Company	• Rockwell International Company
• Altria Group, Inc.	• Honeywell International Inc.	• Sara Lee Corporation
• BP p.l.c.	• Eli Lilly and Company	• United Technologies Corporation
• The Coca-Cola Company	• Johnson Controls, Inc.	• Weyerhaeuser Company
• General Electric Company	• Lockheed Martin Corporation	• Whirlpool Corporation
• The Gillette Company	• Motorola, Inc.	• Xerox Corporation
• The Goodyear Tire & Rubber Company	• Pfizer Inc.

Guidelines and Philosophy
Our executive officer compensation package includes a combination of total annual cash and long-term incentive compensation. Total annual cash compensation for executive officers is comprised of base salary plus annual short-term incentive pay. Long-term incentives currently consist of equity awards, including stock option grants, targeted grants of restricted stock and a three-year long-term cash performance plan.

Compensation at Caterpillar is driven by two main philosophies: pay for performance and higher pay at risk for increased job responsibility. We also ensure that the interests of our executives and key employees are aligned with our stockholders' interests by maintaining strict stock ownership requirements. Failure to meet these guidelines results in automatic grant reductions, absent compelling personal circumstances which prevent attainment of ownership objectives. In addition, no executive officer has a "golden parachute" agreement or set severance package (outside of the employment contract required by Swiss law for G.R. Vittecoq) that would reward him or her upon departure from the company, as such agreements are inconsistent with our pay for performance philosophy. In addition, benefits such as health insurance, life insurance, 401(k) and defined benefit pension that are available to the executive officers (excluding G.R. Vittecoq) are also available to U.S. Caterpillar salaried and management employees.

The committee established the following principles to guide the use of the compensation components listed above to drive Caterpillar's pay for performance and pay at risk philosophy:

•  Base salary, as a percentage of total direct pay, should decrease as salary grade levels increase. As employees move to higher levels of responsibility, with greater ability to influence enterprise results, the percentage of their pay at risk should increase correspondingly.
•  The ratio of long-term variable pay to short-term variable pay should increase as salary grade levels increase. The long-term success of our company should be the top priority of our executives. Our compensation program must emphasize this and motivate our executives to take actions that are best for the long-term vitality of the company.
•  Equity compensation increases as salary grade levels increase. Equity ownership encourages our key employees to behave like owners and provides a clear link between the interests of the stockholder and the interests of the recipient. As employees have more impact on corporate performance, their main incentive should be profitably growing the company, which aligns their interest with that of our stockholders.

These principles were used to guide the compensation committee's decisions during 2005 and are reflected in the graph below. The graph depicts the progression of pay components as salary grades increase for a representative management plan in the United States. Structures differ globally depending on local practices, but preserve the compensation philosophy and guidelines described in this report.

Total Annual Cash Compensation
Total annual cash compensation consists of market-competitive, performance-driven base salary and our annual short-term incentive pay. At Caterpillar, total annual cash compensation is targeted at the median level of the HCG1.

When reviewing total annual cash compensation, we use the HCG1 group as our benchmark. Our review of market data for 2005 showed that the aggregate market position for the cash element for all officer groups (CEO, group presidents and vice presidents) was within +/- 5 percent of the market median, which reflects our goal at Caterpillar. Based on this data, no adjustments were made to total annual cash compensation structures for the executive officers or the vice presidents.

Base Salary
Base salary increases are performance-driven. At Caterpillar, we believe in paying for performance, as evidenced by our base salary administration practice—the Performance Award Process. The Performance Award Process results in salary increases based upon the performance of the individual and provides for greater increases to the highest-performing employees. Consistently high-performing employees, other than executive officers and vice presidents, will have the opportunity to significantly exceed target base salary levels.

To strengthen the performance component of base salary, we modified the administration of executive officer and vice president base salary in 2004. As part of this change, base salary for executive officers and vice presidents will reach a market-competitive level within five years (following promotion into the role) if performance objectives are met, with faster progression based on performance. The base salary for this group is capped once an individual's salary reaches the midpoint for his or her salary level. Base salary above midpoint must be re-earned annually given certain performance parameters, thereby stressing the performance component of the program to an even greater degree for all officer groups.

Mr. James W. Owens completed his second year as the Chairman and CEO of Caterpillar in 2005. In 2005, Caterpillar revenues increased to $36.3 billion and profit per share increased to $4.04 post split, both record highs. Based on his outstanding leadership and the record setting performance Caterpillar experienced in 2005, Mr. Owens was awarded a base salary adjustment and a performance increase totaling $170,000. This increase resulted in an annual base salary of $1.2 million, which is still below the median for the CEO position of the HCG1 companies.

Short-Term Incentive Plan
Vice presidents, along with most other employees, participate in Caterpillar's Short Term Incentive Plan (STIP). This plan constitutes team-based pay at risk that delivers a target percentage of base salary to each participant based on performance against team goals at both the enterprise and business unit levels. The following guiding principles apply to this plan:

•  percentage of pay at risk is to remain at market competitive levels;
•  employees are rewarded for the delivery of results against measurable goals;
•  awards drive behavior aligned with both enterprise and business unit results; and
•  the company's payout objective under the plans is to be at target on average over a period of years.

In line with Caterpillar's pay for performance philosophy, the company's vice presidents (as well as top performing management and salaried employees) are eligible for discretionary awards based on STIP. At the end of each plan year, a discretionary pool is formed from the STIP payout to award the company's top performing employees. The CEO, in consultation with the committee, decides whether any individual awards to the vice presidents are warranted. Each business unit vice president decides whether any individual awards to employees at all other salary grade levels are warranted. Top performing employees can receive an additional award up to their original STIP award. Unused portions of the funds allocated to the CEO and unit vice presidents for individual discretionary awards are not carried forward into the next year.

Executive Short-Term Incentive Plan
The CEO and the group presidents participate in the Caterpillar Executive Short-Term Incentive Plan (ESTIP). Because of this group's enterprise focus, the ESTIP for 2005 was comprised of two measures, profit per share (PPS) and enterprise 6 Sigma benefits. These measures link the CEO and group presidents directly to the overall performance of the company. The ESTIP is a stockholder approved plan that allows for tax deductibility in accord with section 162(m) of the Internal Revenue Code of 1986 for qualified performance-based compensation.

The market data reviewed by the committee showed that our STIP and ESTIP target percentages remain competitive for all officer groups, and preserve the desired proportion of pay at risk. Therefore, we are maintaining the STIP and ESTIP target percentages for all officer groups.

Payouts Under The Corporate Incentive Compensation Plans
For 2005, approximately 49,500 Caterpillar employees earned approximately $445 million in short-term incentive compensation. This team award is calculated on prorated annual salary, a specific percentage based on position and performance factors for corporate and business unit achievements.

Before any amount could be awarded under these plans for 2005, Caterpillar had to achieve a threshold PPS level, with increasingly larger amounts awarded for achievement of business plan, target and maximum PPS level. This requirement reflects our focus on alignment with stockholder value. For 2005, the target PPS level was exceeded and all eligible employees received a team award.

As part of the STIP, each business unit (or divisions within those units) at Caterpillar has its own short-term incentive compensation plan tied to goals specific to that unit. Several factors may impact the payout including return on assets, accountable profit, cash flow, revenue growth, price realization, percentage of industry sales and quality. Vice presidents participating in their respective divisional incentive plans were eligible to receive up to 50 percent of the team award amount that would have been awarded if he or she had participated solely in their divisional plan. The remaining portion of the executive officer plans were tied to corporate performance factors such as PPS and enterprise 6 Sigma benefits.

Mr. Owens was a participant in the 2005 ESTIP. The plan had two performance measures, PPS and enterprise 6 Sigma benefits, weighted at 80 percent and 20 percent, respectively. The company outperformed its targets set for 2005 for the two measures, which resulted in a payout factor of 1.0869 relative to target. The CEO position is eligible for an ESTIP target opportunity of 110 percent of base salary which, when multiplied by the payout factor and the prorated salary for the year, resulted in a cash payment of $1,384,605 for the 2005 plan.

Long-Term Incentive Compensation
The Long-Term Incentive Plan (LTIP) is composed of two main elements, an equity incentive plan and a Long-Term Cash Performance Plan (LTCPP). As with other components of executive pay, we target long-term compensation to be competitive against the HCG1. Caterpillar's LTIP is designed to reward the company's key employees for achieving and exceeding our long-term goals, to drive stockholder return and to foster stock ownership. Ultimately, LTIP aligns the interests of officers and key employees with those of the stockholders.

Equity
The main equity vehicle used in 2005 to motivate and reward executive officers and certain other key employees was stock options. These stock options permit the holder to buy Caterpillar stock for a price equal to the stock's value when the option was granted. Option holders have ten years to exercise stock options from the date they were granted, absent events such as death or termination of employment. Caterpillar views stock options as critical to linking the interest of our stockholders and employees.

The number of options an officer receives depends upon his or her position in the company and his or her performance. A baseline number of options are granted for the positions of vice president, group president and CEO. Positive or negative adjustments may be made based on a subjective assessment of individual performance, as long as these adjustments do not increase the total number of options issued.

Consistent with our approach to total cash compensation, we target the equity compensation for all executive officers to be competitive against the HCG1. Our review of market data for 2005 showed that the market position for the equity element for all officer groups was competitive against our comparator group. Based on this data, no adjustments were made to the standard equity grants for the officer groups.

Since we are committed to cultivating an ownership mentality among our executive officers and all key employees eligible to receive stock options, Caterpillar established and adheres to strict ownership guidelines in connection with stock option grants. Employees are encouraged to own a number of shares at least equal to the average number of options awarded in the last five years. Generally, this target corresponds to a requirement that vice presidents hold more than two to three times their base salary in Caterpillar stock with the CEO and group presidents holding much higher multiples of their base salaries. Since options represent an equity position in the company, 25 percent of vested unexercised options apply toward the ownership target.

Even though Caterpillar targets total compensation for all officers at the comparator group median, the holding requirements are well into the upper quartile of our comparator group companies. With few exceptions, if the ownership requirement is not met, the employee's grant is reduced proportionally to the shortfall. For 2005, all officers complied with or exceeded the target ownership guidelines. In 2005, 2.5 percent of the stock option eligible employees did not meet their ownership requirements, which resulted in 61,980 options not being granted.

Since many of the officers hold significantly more than the minimum requirements, there will be times when sales during the open window period or programmed sales approved and filed in an open window period may occur. As long as the aggressive minimum ownership requirements are met, legitimate sales occur for reasons of tax payments, portfolio diversification and special needs. The CEO and the General Counsel approve each sale or programmed sale by an officer in advance and in writing.

Under the leadership of Mr. Owens, Caterpillar achieved a 20 percent increase in sales and revenues from 2004 and profit per share was up 40 percent, both company records. In July of 2005, Caterpillar stock split 2 for 1 and for the year ended December 31, 2005, Caterpillar's stock price climbed 20.7 percent. In recognition of Caterpillar's record setting performance for 2005, Mr. Owens was awarded the standard CEO grant of 420,000 stock options (post split) and an additional 40,000 stock options with a ten-year option life. The total stock option grant for Mr. Owens is consistent with our pay for performance philosophy.

Restricted Stock Grants
In addition to stock options, the committee approved the implementation of a restricted stock award program in December 2000 in recognition of the need to attract and retain outstanding performers. Key elements of the program are:

•  establishment of an annual pool of 500,000 restricted shares of company stock, from which selected performance-based and retention-based grants would be made to officers and other key employees, as well as prospective employees;
•  restrictions on awarded shares with vesting schedules varying from three-five years; and
•  forfeiture of restricted shares upon the grantee's election to leave Caterpillar prior to vesting.

Pursuant to the plan, the committee reviews nominations for the restricted stock award program. The nominees that are prospective employees must have the potential to be a significant contributor, have the capabilities that present a potential competitive advantage or have special talents or characteristics that meet a specific corporate need, in order to receive an award. Current employees must have shown exceptional performance, have high potential for promotion or be highly marketable for positions outside of the company.

In 2005, 109 participants received a total of 114,825 restricted shares with a total value of $5,519,138 under this restricted stock award program. In addition, to preserve a beneficial tax status, 19 participants received a total of 15,075 equivalent shares of restricted stock with a total value of $733,272 under this program in 2005.

Mr. Owens was a recipient of 20,000 restricted stock shares for his outstanding contributions to Caterpillar's success. The restricted stock shares have a five-year vesting period with one third of the award vesting in years three, four and five.

Cash Performance Plan
Our long-term incentive compensation plan also includes a Long-Term Cash Performance Plan (LTCPP) offered to officers and other high-level management employees. Under this plan, a three-year performance cycle is established each year. If the company meets certain threshold, target or maximum performance goals at the end of the cycle, participants receive a cash payout. As with past cycles, we decided to combine relative PPS growth and return on equity (ROE) for the 2005-2007 cycle. In February 2005, we set the threshold, target and maximum levels for the 2005-2007 cycle for PPS growth at the 25th, 50th and 75th percentiles of our S&P peer group, respectively, and for ROE at 20, 30 and 40 percent, respectively. Each measure is weighted equally and will trigger independently for the 2005-2007 cycle.

The 2005 LTCPP payout was based on the three-year cycle, which began in 2003 and ended in 2005. The metrics utilized for the 2003 through 2005 plan were relative PPS growth and ROE. The threshold target and maximum levels for PPS growth were the 25th, 50th and 75th percentiles of our S&P peer group, respectively, and for ROE at 15, 20 and 25 percent, respectively. We achieved 29.1 percent ROE for a factor of 1.50 and achieved the 78th percentile for relative PPS growth for a factor of 1.50. The two factors combined for a maximum payout factor of 1.50. The S&P peer group differs from the HCG1 comparator group utilized for benchmarking all levels of compensation. We utilize the S&P peer group to compare Caterpillar’s performance against the performance of our specific industry. The companies in our S&P peer group are listed below.

• 3M Company	• General Electric Company	• Navistar International Corporation
• Cummins Inc.	• Honeywell International Inc.	• PACCAR Inc
• Danaher Corporation	• Illinois Tool Works Inc.	• Pall Corporation
• Deere & Company	• Ingersoll-Rand Company Limited	• Parker-Hannifin Corporation
• Dover Corporation	• ITT Industries, Inc.	• Textron Inc.
• Eaton Corporation	• Johnson Controls, Inc.	• United Technologies Corporation

Additionally, our market data review showed that the current target percentages for the LTCPP were competitive in the marketplace. The market data further showed that in conjunction with the LTCPP, our LTIP provides for adequate, market competitive incentives that effectively balance our growth and profitability objectives over an intermediate and long-term horizon.

Mr. Owens was a participant in the 2003-2005 cycle of the LTCPP. For the LTCPP, the CEO position is awarded a 160 percent of base salary payment which, when multiplied by the 1.50 payout factor achieved by Caterpillar, resulted in a payout of $2.5 million to Mr. Owens. The LTCPP payment is capped at $2.5 million under the rules of the stockholder approved LTIP of 1996.

Compensation Summary for the Chairman and Chief Executive Officer
The compensation design for the Chairman and CEO of Caterpillar is consistent with that of all executive officers. The total compensation for Mr. Owens is designed to be competitive in the marketplace as compared to the HCG1. The pay for performance philosophy is strictly adhered to for the CEO, with 87 percent of target total compensation at risk for Mr. Owens.

In his second full year as Chairman and CEO, Mr. Owens led Caterpillar to record setting revenue growth and profits. Although revenues and profits were at record levels, the total compensation for Mr. Owens remained below the median level of the HCG1. Total stockholder return for Caterpillar in 2005 was 20.7 percent, which placed Caterpillar in the upper quartile of the HCG1. Based on his excellent leadership in driving Team Caterpillar and in accord with our pay for performance philosophy, Mr. Owens was awarded a $170,000 base salary increase, an additional 40,000 stock options over the standard option grant and 20,000 restricted stock shares.

Summary
We believe the design of Caterpillar's compensation plans and their relative mix successfully motivates the company's executive officers. All aspects of compensation are performance driven and align both the short-term and long-term interests of employees and stockholders. The ownership requirements for executives and officers are instrumental in the company's drive to increase stockholder return.

A 2004 equity research report completed by Bear Stearns & Co. analyzed the compensation practices of the U.S. Machinery sector found that, "Cat has shown the most consistent executive compensation program within our sector." The report concluded that, "[w]e believe that Cat's executive compensation is indeed appropriately linked to company performance and is therefore shareholder 'friendly.'" In addition to being consistent and linked to company performance, Caterpillar compensation plans are competitive in the marketplace and allow us to attract and retain the best and brightest employees. Therefore, we, the committee, conclude that Caterpillar's plans are effective, create significant value and reflect an appropriate mix that drives company success.

Mr. Owens's Individual Goals for 2005
Individual Goals for Jim Owens in 2005
The committee reviewed the board's assessment of the individual goals of Mr. Owens established at the beginning of 2005 and his subsequent performance against those goals. His 2005 performance was also considered in determining adjustments to his salary. We believe that the company's 2005 performance is a testament to the new strategic direction and individual goals set by Mr. Owens. He has very clearly positioned the company for long-term growth and success.

Under the leadership of Mr. Owens, the company developed a new corporate vision, mission, critical success factors and top tier target metrics. In October, the company launched the new Vision 2020 and updated Worldwide Code of Conduct to the public, and the feedback has been extremely positive.

The individual goals of Mr. Owens stem from "3-Ps" that he established as the focal points for the company going forward - Profitable growth, Performance through 6 Sigma, and People. We believe that 2005 was a year of extraordinary achievement in each of these areas.

Profitable Growth
The company had a record year, with year-end results of over $36 billion in sales and revenues. Profit exceeded $2.8 billion, or $4.04 a share, up 40 percent. The results surpassed the revised outlook announced at the beginning of the fourth quarter.

Under the direction of Mr. Owens, Team Caterpillar - employees, dealers and suppliers - effectively responded to unprecedented customer demand in 2005. Since 2004, the company has more than doubled production at several manufacturing facilities. In 2005, the focus was on meeting customer delivery expectations while creating stockholder value and improving the company's period cost structure. Also, there has been significant progress in the corporate order fulfillment initiative, with sales increasing 20 percent, setting new production level records and improving product availability. Moreover, several new initiatives were implemented to improve the company's order-to-delivery performance. Mr. Owens established "Velocity" as one of the company's seven Critical Success Factors under Vision 2020. He also created the Caterpillar Production System Division to lead an enterprise transformation of manufacturing systems over the next few years.

To enhance profitability, the company continued to leverage its groundbreaking ACERT® Technology.  Market acceptance of ACERT remains positive and it appears that machines with ACERT engines are experiencing margin improvements. The company also improved profitability by focusing on underachieving products and services. Throughout the enterprise, definitive time lines and milestones were established to meet financial expectations or take other corrective actions.

Mr. Owens continued to aggressively develop business opportunities in China, India and CIS (Russia). In China, the company acquired a key stake of Shandong SEM Machinery Co Ltd., and Caterpillar Xuzhou Ltd. began exporting excavators to North America. With more than 20 business units responsible for deploying the enterprise growth strategy in China, the company has established an effective corporate governance process to ensure coordination and focus on the enterprise perspective. Business units remain accountable for their individual results, but enterprise financial exposure, capital investments, supply chain exposure, personnel development strategies, and financial results are monitored and coordinated against the company's long-range performance goals through a defined governance process owned by the China Council.

Under the direction of Mr. Owens, in India the company increased its ownership in Hindustan Powerplus Limited, and Caterpillar India Private Limited achieved a strategic breakthrough with the export of trucks to Indonesia. Also, Caterpillar Logistics Services India Private Limited is now providing services to Caterpillar and external clients worldwide. In Russia, sales growth continues to be very strong and the company's dealer network and product support capabilities are steadily improving.

Performance through 6 Sigma
Under the leadership of Mr. Owens, the company continued to embed 6 Sigma in the way it works, engages its people, develops its leaders and creates sustainable value for customers and stockholders. 6 Sigma played a central role in the development of the new Vision 2020 and will be the methodology that drives the execution of the strategy. In 2005, the company exceeded its aggressive 6 Sigma value proposition target. At year-end, there were over 3,500 active Black Belts leading over 26,000 employees in 6 Sigma projects. Also in 2005, 6 Sigma helped the company develop future leaders with more than 800 Black Belts moving back into the organization, many in managerial roles. The company also strengthened its supply chain by completing the deployment of 6 Sigma to 156 dealers and 385 suppliers worldwide.

People
In response to a challenge issued by Mr. Owens, participation in the 2005 Employee Opinion Survey resulted in the third consecutive year for improved employee engagement at Caterpillar. Overall, employee engagement increased four points from 2004 to a record high of 64 percent favorable. Eight out of ten business units below 60 percent last year increased their employee engagement by at least five points this year. In addition, the global management payroll engagement index improved to a record level of 75 percent and engagement among hourly employees increased favorably.

Mr. Owens also continued to set the "tone at the top" with respect to workplace safety and employee diversity. For workplace safety, the company had another year of notable improvement in its lost time case frequency rate, recordable injury frequency, and lost workdays. For diversity, Mr. Owens set clear directions about the importance of training and building a more diverse workforce to reflect the global nature of our employees, suppliers, and customers worldwide. During the year, 52 future leaders were selected to attend a new leadership development program taught by the company's officers. Also, the assessment and development of leadership competencies continues to gain momentum with the global rollout of the company's "Making Great Leaders" program.

In addition to delivering on his "3-Ps," Mr. Owens set and achieved impressive personal goals for 2005. In particular, he:

•
Continued to develop and/or maintain close relationships with key customers, dealers and strategic suppliers by attending several meetings with dealer groups worldwide, and establishing personal relationships with the CEOs of several key customers and suppliers;

•
Assured personal and executive office engagement with selected outside organizations and state and community groups to focus on global trade liberalization and to enhance the competitiveness from existing operations;

•
Provided corporate leadership for the company's investor relations efforts, and kept the market well informed about the company's performance and direction through a series of meetings held with stockholders, analysts and the media, including a meeting to roll-out the new Vision 2020 to 125 analysts in New York, followed by one-on-one visits with key investors on the East Coast, West Coast, and Mid-West;

•	Maintained a solid working rapport with the board of directors by meeting individually with various board members and streamlining the board meetings for more strategic discussions; and
•	Effectively managed succession with a number of planned officer changes.

By the Compensation Committee consisting of:
William A. Osborn (Chairman)	Peter A. Magowan
John R. Brazil	Charles D. Powell
Gail D. Fosler	Joshua I. Smith

Executive Compensation Tables

2005 Summary Compensation Table
	Annual Compensation								Long Term Compensation			All Other Compensation[7]
			Bonus[1]		Other Annual Compensation				Awards		Payouts	Matching Contributions
Name and Principal Position	Year	Salary	Short-Term Incentive Pay	Variable Base Pay & Lump-Sum Discretionary Bonus	Financial Counseling[2]	Personal Use of Corporate Aircraft[2]	Expatriate Program/ Relocation Payments[2]		Restricted Stock Awards[4]	Securities Underlying Options[5]	LTIP Payouts[6]	401(k)	SEIP & DEIP
J.W. Owens	2005	$1,157,490	$1,384,605	$--	$14,000	$3,906	$--		$960,200	460,000	$2,500,000	$12,600	$153,558
Chairman & CEO	2004	$1,029,960	$1,611,811	$--	$26,077	$3,796	$--		$--	460,000	$1,371,886	$12,300	$89,003
	2003	$695,000	$658,419	$23,000	$12,325	$1,929	$--		$--	140,000	$--	$12,000	$52,536
S.L. Levenick	2005	$579,999	$504,425	$--	$8,000	$2,902	$290,257	[3]	$--	130,000	$842,889	$12,600	$52,363
Group President	2004	$497,250	$547,197	$--	$8,000	$841	$984,229	[3]	$--	126,000	$533,814	$12,300	$17,535
	2003	$389,004	$345,495	$--	$3,968	$400	$720,680	[3]	$--	54,000	$--	$11,670	$29,456
D.R. Oberhelman	2005	$677,502	$589,321	$5,000	$2,480	$1,923	$--		$96,020	140,000	$1,094,631	$12,600	$74,211
Group President	2004	$604,749	$688,340	$38,000	$1,935	$866	$--		$237,810	140,000	$708,745	$12,300	$54,534
	2003	$537,340	$509,159	$--	$3,975	$--	$--		$--	140,000	$--	$12,000	$37,215
G.L. Shaheen	2005	$695,004	$604,331	$83,000	$5,578	$3,134	$--		$--	140,000	$1,094,631	$12,600	$85,485
Group President	2004	$686,004	$780,739	$63,000	$540	$2,945	$--		$--	140,000	$788,135	$12,300	$68,162
	2003	$649,004	$615,022	$40,000	$370	$16,094	$--		$--	140,000	$--	$12,000	$49,469
G.R. Vittecoq 2	2005	$670,500	$583,024	$66,894	$10,000	$--	$--		$--	130,000	$989,049	$23,358	$--
Group President	2004	$779,609	$887,295	$--	$10,000	$136	$--		$--	126,000	$771,808	$31,094	$--
	2003	$571,660	$449,847	$--	$7,500	$--	$--		$44,750	54,000	$--	$27,168	$--
S.H. Wunning	2005	$597,999	$520,148	$--	$8,000	$310	$--		$--	130,000	$902,756	$12,600	$60,803
Group President	2004	$549,507	$625,387	$--	$2,375	$--	$--		$--	126,000	$550,432	$12,300	$42,206
	2003	$399,004	$358,928	$--	$400	$--	$--		$--	54,000	$--	$12,000	$24,582

1  Consists of cash payments made pursuant to the corporate incentive compensation plan in 2006 with respect to 2005 performance, in 2005 with respect to 2004 performance, and in 2004 with respect to 2003 performance. Also includes variable base pay lump sum amounts that must be re-earned annually, and discretionary bonus payments authorized by the compensation committee of the board of directors.

2 Amounts include any related taxes paid on behalf of employee. Besides these very limited benefits, no other perquisites are provided.
3  Mr. Levenick was an International Service Employee (ISE) based in Japan until his return to the U.S. in July 2004. The 2005 amount contains a foreign income tax payment, a final tax equalization computation, and a U.S. tax gross-up on foreign service allowances. Amounts in 2003 include various foreign service allowances typically paid by the company on behalf of ISEs, including allowances for cost of living, housing, foreign service premiums, and for that portion of his foreign and U.S. taxes attributable to employment as an ISE for the company. Amount for 2004 includes the expenses noted for 2003 plus relocation expenses associated with his move back to the United States, including a housing appreciation allowance, an international service premium, moving expenses, and costs associated with a search for a new house. These allowances are intended to ensure that our ISEs are in the same approximate financial position as they would have been if they lived in their home country during the time of their service as ISEs.

4  Consists of restricted shares issued pursuant to the restricted stock award program established in December 2000. The fair market value of Caterpillar stock at the time of the 2005 award was $48.01 per share. Caterpillar's average stock price on December 31, 2005 ($57.835 per share) was used to determine the fair market value (FMV) of restricted stock. Dividends are paid on this restricted stock. As of December 31, 2005, the number and value of all restricted stock held by named executives was: J.W. Owens: 20,000 shares/$1,156,700; D.R. Oberhelman: 10,332 shares/$597,551; G.R. Vittecoq: 1,900 share equivalents/$109,887; and S.H. Wunning: 2,332 shares/$134,871.

5 Share amounts reflect the 2005 2-for-1 stock split.
6  Consists of cash payments pursuant to the long-term cash performance plan in 2006, with respect to performance over a three year plan cycle from 2003-2005 ending on December 31, 2005. The 2001-2003 plan cycle did not meet the threshold for payment.

7  Consists of matching company contributions for participants in either the Caterpillar 401(k) Plan or a similar non-U.S. investment plan, and matching company contributions in either the supplemental and/or deferred employees' investment plans (SEIP and DEIP).

8  Dollar amounts for Mr. Vittecoq are based on compensation in Swiss Francs converted to U.S. dollars using the exchange rate in effect on December 31st of each year. The 2005 numbers reflect a 14 percent depreciation in the Swiss Franc against the U.S. Dollar from the rate in effect on December 31, 2004. The 2004 numbers reflect a ten percent appreciation in the Swiss Franc against the U.S. Dollar from the rate in effect on December 31, 2003.

Option Grants in 2005
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[3]
Name	Number of Securities Underlying Options Granted[1]	% of Total Options Granted to Employees in Fiscal Year 2005[2]	Exercise Price Per Share	Expiration Date	5%	10%
J.W. Owens	460,000	3.66	$45.6425	02/18/15	$13,205,450	$33,459,250
S.L. Levenick	130,000	1.03	$45.6425	02/18/15	$3,731,975	$9,455,875
D.R. Oberhelman	140,000	1.11	$45.6425	02/18/15	$4,019,050	$10,183,250
G.L. Shaheen	140,000	1.11	$45.6425	02/18/15	$4,019,050	$10,183,250
G.R. Vittecoq	130,000	1.03	$45.6425	02/18/15	$3,731,975	$9,455,875
S.H. Wunning	130,000	1.03	$45.6425	02/18/15	$3,731,975	$9,455,875
Executive Group[2]	2,867,800	22.82	$45.6425	02/18/15	$81,414,470	$206,283,550
All Stockholders[4]	N/A	N/A	N/A	N/A	$19,665,068,170	$49,826,278,708
Executive Group Gain as % of all Stockholder Gain	N/A	N/A	N/A	N/A	.41	.41

1  The 2005 grant fully vested on the granting date, February 18, 2005. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. Options granted to certain employees that are vested and not incentive stock options may be transferred to certain permitted transferees. All share data reflects the 2 for 1 stock split that occurred on July 13, 2005.

2  In 2005, options for 12,669,872 shares were granted to employees and directors as follows: Executive Group - 2,867,800; non-employee directors - 104,000; and all others 9,698,072. The Executive Group represents 39 officers.

3  The dollar amounts under these columns reflect the five percent and ten percent rates of appreciation prescribed by the SEC. The five percent and ten percent rates of appreciation would result in per share prices of $74.35 and $118.38, respectively.

4  For "All Stockholders" the potential realizable value is calculated by multiplying the average price of common stock on February 18, 2005 ($45.6425) by the outstanding shares of common stock on that date.

Aggregated Option/SAR Exercises in 2005, and 2005 Year-End Option/SAR Values
				Number of Securities Underlying Unexercised Options / SARs at 2005 Year-End[3]		Value of Unexercised In-the-Money Options / SARs at 2005 Year-End[2]
Name	Shares Acquired on Exercise[1]	Value Realized[2]		Exercisable	Unexercisable	Exercisable	Unexercisable

J.W. Owens	100,000		$3,215,228	1,651,334	46,666	$37,664,823	$1,432,296
S.L. Levenick	51,330		$1,343,522	421,042	18,000	$9,120,632	$552,465
D.R. Oberhelman	N/A	$	N/A	729,308	46,666	$18,787,872	$1,432,296
G.L. Shaheen	7,458		$159,707	785,078	46,666	$19,818,191	$1,432,296
G.R. Vittecoq	36,280		$1,021,863	437,328	18,000	$9,797,370	$552,465
S.H. Wunning	25,200		$594,446	506,920	18,000	$12,031,738	$552,465

1  Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. The amounts provided are gross amounts absent netting for shares surrendered. All share amounts reflect the July 13, 2005 - 2 for 1 stock split.

2 Calculated on the basis of the fair market value of the underlying securities at either the exercise date or year-end ($57.835 per share), as the case may be, minus the exercise price.
3 Numbers presented have not been reduced to reflect any transfers of options by the named executives.

Long - Term Incentive Plans/Awards in 2005
		Estimated Future Payouts under Non-Stock Price-Based Plans [1]
Name	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
J.W. Owens	2005 - 2007	$948,664	$1,897,328	$2,500,000
Chairman & CEO	2004 - 2006	$960,000	$1,920,000	$2,500,000
S.L. Levenick	2005 - 2007	$307,300	$614,600	$921,899
Group President	2004 - 2006	$308,700	$617,400	$926,100
D.R. Oberhelman	2005 - 2007	$361,814	$723,629	$1,085,443
Group President	2004 - 2006	$364,877	$729,754	$1,094,631
G.L. Shaheen	2005 - 2007	$364,877	$729,754	$1,094,631
Group President	2004 - 2006	$364,877	$729,754	$1,094,631
G.R. Vittecoq	2005 - 2007	$352,012	$704,024	$1,056,036
Group President	2004 - 2006	$352,012	$704,024	$1,056,036
S.H. Wunning	2005 - 2007	$318,850	$637,700	$956,549
Group President	2004 - 2006	$321,300	$642,600	$963,900

1  Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and Caterpillar's achievement of specified performance levels (profit per share and return on equity) over the three-year period. The threshold amount will be earned if 50 percent of the targeted performance level is achieved. The target amount will be earned if 100 percent of the targeted performance level is achieved. The maximum award amount will be earned at 150 percent of targeted performance level. Base salary levels for 2005 were used to calculate the estimated dollar value of future payments under both cycles.

Pension Plan Table
	Years of Service
Remuneration	15	20	25	30	35
$500,000	$112,500	$150,000	$187,500	$225,000	$262,500
$550,000	$123,750	$165,000	$206,250	$247,500	$288,750
$650,000	$146,250	$195,000	$243,750	$292,500	$341,250
$750,000	$168,750	$225,000	$281,250	$337,500	$393,750
$850,000	$191,250	$255,000	$318,750	$382,500	$446,250
$950,000	$213,750	$285,000	$356,250	$427,500	$498,750
$1,100,000	$247,500	$330,000	$412,500	$495,000	$577,500
$1,400,000	$315,000	$420,000	$525,000	$630,000	$735,000
$1,600,000	$360,000	$480,000	$600,000	$720,000	$840,000
$1,950,000	$438,750	$585,000	$731,250	$877,500	$1,023,750
$2,500,000	$562,500	$750,000	$937,000	$1,125,000	$1,312,500
$2,750,000	$618,750	$825,000	$1,031,250	$1,237,500	$1,443750
$3,000,000	$675,000	$900,000	$1,125,000	$1,350,000	$1,575,000

  PROPOSAL 1 - Management Proposal: Election of Directors

The board of directors has nominated four directors to stand for re-election for a three-year term expiring in 2009. The nominees were evaluated and recommended by the Governance Committee in accordance with the process for nominating directors as found of page 9 of this proxy statement.

Directors Up for Election This Year for Terms Expiring in 2009

▪
DAVID R. GOODE, 65, former Chairman, President and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation). Other directorships: Delta Air Lines, Inc.; Norfolk Southern Corporation; and Texas Instruments Incorporated. Mr. Goode has been a director of the company since 1993.

▪
JAMES W. OWENS, 60, Chairman and CEO of Caterpillar Inc. (machinery, engines, and financial products). Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar. Other directorships: Alcoa Inc. and International Business Machines Inc. Mr. Owens has been a director of the company since 2004.

▪
CHARLES D. POWELL, 64, Chairman of Safinvest Limited (asset and investment management) and LVMH Services Limited (luxury goods). Prior to his current positions, Lord Powell was Chairman of Phillips Fine Art Auctioneers (art, jewelry and furniture auction) and Chairman of Sagitta Asset Management Limited (asset management). Other directorships: LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc. Lord Powell has been a director of the company since 2001.

▪
JOSHUA I. SMITH, 65, Chairman and Managing Partner of the Coaching Group, LLC (management consulting). As part of the Coaching Group, Mr. Smith served as former Vice Chairman and Chief Development Officer of iGate, Inc. (broadband networking). Other directorships: CardioComm Solutions Inc.; Federal Express Corporation; and The Allstate Corporation. Mr. Smith has been a director of the company since 1993.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES PRESENTED IN PROPOSAL 1.

  PROPOSAL 2 - Management Proposal: Approve Amendment to Articles of Incorporation

Article FOURTH of Caterpillar's Restated Certificate of Incorporation currently fixes our authorized capital stock at 900,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value. The Board recommends an amendment to increase the number of authorized shares of common stock to 2,000,000,000. No change is being proposed to the par value of the common stock or the number of authorized shares of preferred stock.

If the amendment is approved by stockholders, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation would be restated to read as follows:

"FOURTH: (a) The corporation is authorized to issue two classes of shares to be designated, respectively, "common stock" and "preferred stock." The total number of such shares shall be two billion five million (2,005,000,000), all of which shares shall have a par value of $1.00 per share. The total number of shares of common stock authorized to be issued shall be two billion (2,000,000,000) and the total number of shares of preferred stock authorized to be issued shall be five million (5,000,000)."

The rights of additional authorized shares would be identical to shares now authorized. Although the authorization would not, in itself, have any effect on your rights as a stockholder, issuance of additional shares of common stock for other than a stock split or dividend could have a dilutive effect on earnings per share. If approved, the amendment would allow the board to authorize the issuance of additional shares up to the new maximum without further stockholder approval, unless that approval was required under applicable law or stock exchange regulations. This proposal is not in response to any known effort to accumulate Caterpillar common stock or obtain control of Caterpillar.

As of December 31, 2005, we had 900,000,000 shares of authorized common stock, of which 670,867,219 shares were issued and outstanding. While we do not have any current plans to issue additional shares of common stock, other than under authorized benefit and compensation plans, the amendment would enhance the Board's flexibility in possible future actions, such as stock splits, stock dividends, acquisitions and other corporate activities involving the common stock.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

  PROPOSAL 3 -Management Proposal: Approve Caterpillar Inc. 2006 Long-Term Incentive Plan

The board of Caterpillar Inc. (company) has established, subject to stockholder approval, the Caterpillar Inc. 2006 Long-Term Incentive Plan (plan). The purpose of the plan is to further the board's compensation philosophy, as outlined by the Compensation Committee in their report. Specifically, the plan would allow the board to provide key present and future employees and members of the board with cash-based incentives, stock-based incentives and other equity interests in the company, thereby giving them a stake in the growth and prosperity of the company, aligning their interests with those of stockholders and encouraging the continuance of their services with the company and its subsidiaries.

The company's former long-term incentive plan, the Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan (1996 plan) expired on April 9, 2006. The board wishes to ensure the company's continued ability to offer cash and equity based compensation to its key employees. The board believes this type of compensation is critical to its ability to attract and retain highly qualified individuals and otherwise attain the goals described above. Recognizing the importance of the company's broad-based equity compensation program and its effectiveness in meeting the board's goals, the board adopted the plan on April 12, 2006 and hereby submits it to the company's stockholder's for their approval.

Stockholder approval of the plan is required (1) for purposes of compliance with certain exclusions from the limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (code), (2) in order for certain awards that may be granted under the plan to qualify as incentive stock options under section 422 of the code, and (3) by the rules of the New York Stock Exchange. The affirmative vote of holders of a majority of the company's common stock present at the meeting and entitled to vote is required to approve the plan.

The plan will become effective upon stockholder approval (effective date). The plan will be unlimited in duration and, in the event of plan termination, will remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the plan after the tenth anniversary of the effective date. The following is a summary of the principal features of the plan. This summary is qualified in its entirety by reference to the complete text of the plan (attached as Exhibit A). Stockholders are urged to read the actual text of the plan in its entirety.

Administration
The plan will be administered by the compensation committee of the board, or by another committee appointed by the board (committee). The committee shall consist of at least two persons and committee members shall be non-employee directors, as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of code section 162(m). The full board will perform the functions of the committee for purposes of granting awards to non-employee directors but will not have exclusive authority with respect to other aspects of non-employee director awards.

Subject to certain limitations, the committee may delegate its authority under the plan to one or more members of the committee or one or more officers or other designees of Caterpillar. The committee has the authority to select the employees, prospective employees and directors who may participate in the plan and to determine the size and types of awards, the number of shares subject to awards and the terms and conditions of these awards in accordance with the terms of the plan. The committee also has full authority to interpret the plan and to establish rules for its administration. Further, the committee will make all other determinations, which may be necessary or advisable for the administration of the plan.

Shares Subject to the Plan and Maximum Awards
The plan provides that the total number of shares of Caterpillar stock that may be issued will not exceed 20 million shares, subject to certain adjustments. In addition, 17.6 million shares of Caterpillar stock that have been authorized for the 1996 plan but that haven't been issued and are not subject to outstanding grants pursuant to the 1996 plan will be reserved and available for grant under the plan. The per share closing price of Caterpillar stock on the New York Stock Exchange on April 10, 2006 was $75.45. Caterpillar currently intends to register the shares issuable under the plan under the Securities Act of 1933, as amended, after it receives stockholder approval. No awards have yet been granted under the plan.

The maximum aggregate number of shares to which incentive stock options may be granted will not exceed 37.6 million shares. In addition, up to an aggregate of twenty percent of the authorized shares under the plan may be issued with respect to awards of restricted stock and up to an aggregate of twenty percent of the authorized shares under the plan may be issued with respect to awards of performance shares.

Of the shares authorized for issuance under the plan, the maximum aggregate number of shares (including stock options, stock appreciation rights, restricted stock and performance shares to be paid out in shares) that may be granted in any one fiscal year to a single participant will be 800,000 shares. The maximum aggregate cash payout (including performance units and performance shares paid out in cash but excluding cash-settled SARs) with respect to awards granted in any one fiscal year that may be made to a single participant will be $5 million.

To the extent that shares of company stock subject to an outstanding award under the plan are not issued by reason of expiration, forfeiture or cancellation of such award, by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award, by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the participant, or being exchanged for a grant under the plan that does not involve shares of company stock, then such shares will immediately again be available for issuance under the plan. Shares underlying awards granted in substitution for awards previously granted by an entity acquired by Caterpillar will not be counted against the plan limit.

Shares of company stock issued with respect to awards may be authorized but unissued shares or treasury shares. In the event there is a change in the capital structure of the company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other corporate change affecting the shares, the number of shares of company stock authorized for issuance, available for issuance or covered by any outstanding award and the price per share of any such award, and the various limitations described above, will be proportionately adjusted. Fractional shares will not be issued under the plan.

The plan limit is reduced on a one-for-one basis based upon the number of shares of company stock for which an award is granted or denominated. An award of stock appreciation rights reduces the plan limit on a one-for-one basis based upon the number of shares of company stock for which the stock appreciation right is denominated, not the number of shares of company stock actually delivered pursuant to the stock appreciation right. Shares subject to awards under the plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants.

Eligibility and Participation
Any director, or current or future employee (including officer) of Caterpillar or any of its subsidiaries is eligible to receive an award under the plan, except that incentive stock options may only be granted to persons who are employed by the company or its subsidiaries and only if the recipient does not own more than 10 percent of Caterpillar stock. Caterpillar currently has over 85,000 employees and has 14 directors. The selection of participants and the nature and size of the awards granted to participants is subject to the discretion of the committee. Accordingly, the company cannot specifically identify those employees and directors to whom awards may be granted under the plan because no such determination has been made.

Awards
A participant in the plan is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.

The plan provides for awards of stock options to purchase shares of company stock, stock appreciation rights, restricted stock, performance shares and performance units, the terms and conditions of which are described in more detail below.

Stock Options. Stock options may be nonqualified stock options or incentive stock options that comply with section 422 of the code. Each stock option grant will be evidenced by a resolution of the committee approving the stock option grant and an award document. The committee will determine the exercise period for any stock option at the time of grant. If the award document does not specify the time the stock option will first become exercisable, the stock option will become fully vested and exercisable by the participant on the third anniversary of the grant date. Each stock option may be exercised in whole or in part, from time to time, after the grant becomes exercisable. The plan limits the term of any stock option to ten years and prohibits repricing of stock options without stockholder approval.

The exercise price per share for all shares of Caterpillar stock issued pursuant to stock options under the plan may not be less than 100 percent of the fair market value of a share of Caterpillar stock on the grant date. The exercise price of a stock option will be paid in cash, by tendering previously acquired shares, or through a cashless exercise procedure.

An incentive stock option may not be sold or transferred, other than by will or by the laws of descent and distribution. Further, all incentive stock options granted to a participant under the plan will be exercisable during his or her lifetime only by the participant. A nonqualified stock option may only be assigned or transferred, except as otherwise provided below or in the award document, by a participant by will, by the laws of descent and distribution or pursuant to a domestic relations order. In addition, nonqualified stock options (whether vested or unvested) that are held by (1) participants who are Section 16 officers; (2) participants who are directors, or (3) any participant who previously held the positions of Section 16 officer or director may be transferred to one or more permitted transferees (as defined in the plan). Nonqualified stock options (whether vested or unvested) held by all other participants and by permitted transferees may be transferred only to permitted transferees, upon the prior written approval of Caterpillar's Director of Compensation and Benefits.

Stock Appreciation Rights (SARs). SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of Caterpillar stock on the date the SAR is exercised over the fair market value of a share of company stock on the date the SAR is granted, multiplied by the number of shares to which the SAR is exercised. The payment may be made in shares of Caterpillar stock having a fair market value on the date of exercise equal to the amount due upon the exercise of the SAR, may be paid in cash, or a combination thereof.

The committee may grant SARs under the plan alone or in tandem with stock options. SARs that are granted alone must be granted with a per share exercise price not less than 100 percent of the fair market value of a share of Company stock on the date of grant. The grant price of tandem SARs will equal the option price of the related stock option. The plan limits the term of SARs to 10 years from the grant date.

SARs granted alone may be exercised upon the terms and conditions the committee, in its sole discretion, imposes upon them in the award document. SARs granted in tandem with stock options may be exercised for all or part of the shares subject to the related stock option upon the surrender of the right to exercise the equivalent portion of the related stock option. A tandem SAR may be exercised only with respect to the shares for which its related stock option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option: (1) the tandem SAR will expire no later than the expiration of the underlying incentive stock option; (2) the value of the payout with respect to the tandem SAR may be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem SAR is exercised; and (3) the tandem SAR may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

SARs may only be assigned or transferred, except as otherwise provided below or in the award document, by a participant by will, by the laws of descent and distribution or pursuant to a domestic relations order. In addition, SARs that are held by (1) participants who are Section 16 officers; (2) participants who are directors, or (3) any participant who previously held the position of Section 16 officer or director may be transferred to one or more permitted transferees (as defined in the plan). SARs held by all other participants and by permitted transferees may be transferred only to permitted transferees, upon the prior written approval of Caterpillar's Director of Compensation and Benefits. Notwithstanding the foregoing, a tandem SAR granted in connection with an incentive stock option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Restricted Stock. An award of restricted stock is a share of company stock granted to the participant that may not be sold or otherwise disposed of during a restricted period as determined by the committee in the award document. If the restricted period is not set forth in the award document, the transfer and any other restrictions will lapse (1) to the extent of one-third of the shares (rounded to the nearest whole) covered by the restricted stock award on the third anniversary of the grant date, (2) to the extent of two-thirds of the shares (rounded to the nearest whole) covered by the restricted stock award on the fourth anniversary of the grant date, and (3) to the extent of 100 percent of the shares covered by the restricted stock award on the fifth anniversary of the grant date.

In addition, the committee may impose such other conditions and/or restrictions on any shares of restricted stock granted pursuant to the plan as it may deem advisable including without limitation, a requirement that participants pay a stipulated purchase price for each share of restricted stock, restrictions based upon the achievement of specific performance goals (company-wide, subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not be following the attainment of the performance goals, sales restrictions under applicable stockholder agreements or similar agreements, and/or restrictions under applicable federal or state securities laws.

For awards of restricted stock, the participant will have all rights as a holder of shares of Caterpillar stock except that the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the end of the restriction period established by the committee and specified in the award document, or upon earlier satisfaction of any other conditions, as specified by the committee in its sole discretion and set forth in the award document.

Performance Shares and Performance Units. Performance shares and performance units are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the committee. Amounts earned under performance share and performance units may be paid in shares of Caterpillar stock, cash or a combination thereof.

The terms and conditions of the performance awards will be determined by the committee, and the granting, vesting and/or exercisability of performance awards will be conditioned on the achievement in whole or in part of performance goals (as described below) during a performance period as selected by the committee. At the sole discretion of the committee, participants may be entitled to receive any dividends declared with respect to shares that have been earned in connection with grants of performance units and/or performance shares that have been earned, but not yet distributed to participants.

Performance units and/or performance shares may not be sold or transferred, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the award document, a participant's rights under the plan will be exercisable during the participant's lifetime only by the participant or the participant's legal representative.

Performance Goals
Section 162(m) of the code limits publicly-held companies such as the company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their "covered employees." A "covered employee" is an individual whose compensation is reported in the summary compensation table and who also was employed as an executive officer of the company on the last day of the taxable year. However, performance-based compensation is excluded from this limitation. The plan is designed to permit the committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of section 162(m).

Under the plan, the committee may condition the grant, vesting and/or exercisability of any award, including, but not limited to, performance shares and performance units, upon the attainment of performance targets related to one or more performance goals over a performance period selected by the committee. The committee may reduce any award below the maximum amount that could be paid based upon the degree to which the performance targets related to such award were attained. However, the committee may not increase any award that is intended to satisfy the exception for "qualified performance-based compensation" set forth in section 162(m) of the code above the maximum amount that could be paid based on the attainment of performance targets.

For any awards that are intended to satisfy the section 162(m) exception for "qualified performance-based compensation," the awards will be subject to one or more, or any combination, of the following performance goals which will be established by the committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: (1) revenue; (2) primary or fully-diluted earnings per share; (3) earnings before interest, taxes, depreciation, and/or amortization; (4) pretax income; (5) cash flow from operations; (6) total cash flow; (7) return on equity; (8) return on invested capital; (9) return on assets; (10) net operating profits after taxes; (11) economic value added; (12) total stockholder return; (13) return on sales; or (14) any individual performance objective which is measured solely in terms of quantifiable targets related to the company or the businesses of the company; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the company, a subsidiary, division and/or other operational unit under one or more of such measures. Further, for any awards that are not intended to satisfy the section 162(m) exception, the committee may establish performance targets based on other performance goals, as it deems appropriate.

Award Forfeitures
Unless otherwise determined by the committee, in the case of a forfeiture event, the following forfeitures will result:

•
the unexercised portion of any stock option, whether or not vested, and any other award not then settled (except for an award that has not been settled solely due to an elective deferral by the participant and otherwise is not forfeitable in the event of any termination of service of the participant) will be immediately forfeited and canceled upon the occurrence of the forfeiture event; and

•
the participant will be obligated to repay to Caterpillar, in cash, within five business days after demand is made by Caterpillar, the total amount of award gain (as defined in the plan) realized by the participant upon each exercise of a stock option or settlement of an award (regardless of any elective deferral) that occurred on or after (1) the date that is six months before the occurrence of the forfeiture event, if the forfeiture event occurred while the participant was employed by Caterpillar or a subsidiary, or (2) the date that is six months before the date the participant's employment by, or service as a director with Caterpillar or a subsidiary terminated, if the forfeiture event occurred after the participant ceased to be employed.

Triggering Events. The forfeiture of an award will be triggered upon either (1) the violation by a participant of certain non-solicitation provisions or (2) the participant's disclosure to any person or entity, or the participant's unauthorized use of any "confidential or proprietary information" (as defined in the plan) at any time during the participant's employment or service as a director with Caterpillar or a subsidiary or during the one-year period following termination of such employment or service.

Waivers. The committee may, in its sole discretion, waive in whole or in part the Company's right to forfeiture, but no such waiver will be effective unless evidenced by a writing signed by a duly authorized officer of the company. In addition, the committee may impose additional conditions on awards, by inclusion of appropriate provisions in the award document.

Termination of Employment or Services
The committee, in its sole discretion, will set forth in the applicable award document the extent to which a participant will have the right to exercise or retain an award following termination of employment with Caterpillar or any subsidiary or following termination of his or her service as a director. Such provisions need not be uniform among all awards issued pursuant to the plan, and may reflect distinctions based on the reasons for such termination or reasons relating to the breach or threatened breach of restrictive covenants. The following rules will apply if no contrary provisions are contained in the award document.

Stock Options and Stock Appreciation Rights
Subject to the change of control provisions, in the event that a participant's award document does not set forth such provisions, the following provisions will apply:

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates by reason of long service separation (i.e., after age 55 with 10 years of service), death or disability, to the extent that the stock option or SARs are not exercisable, all shares covered by his or her stock options or SARs will immediately become fully vested and will remain exercisable until the earlier of (1) the remainder of the term of the stock option or SAR, or (2) 60 months from the date of such termination; or

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates for cause, all stock options or SARs granted to such participant will expire immediately and all rights to purchase shares (vested or nonvested) under the stock options or the rights under the SARs will cease upon such termination; or

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates for any reason other than long service separation, death, disability, or for cause, all stock options or SARs will remain exercisable until the earlier of (1) the remainder of the term of the stock option or SAR, or (2) 60 days from the date of such termination. In such circumstance, the stock option or SAR will only be exercisable to the extent that it was exercisable as of such termination date and will not be exercisable with respect to any additional shares or SARs.

Restricted Stock
Subject to the change of control provisions, in the event that a participant's award document does not set forth such provisions, the following provisions will apply:

•
unless the award qualifies for the performance-based exception (as defined in the plan), if a participant's employment with the company and/or any subsidiary or service as a director terminates by reason of long service separation, death or disability, all shares of restricted stock will immediately become fully vested on the date of such termination and any restrictions will lapse; or

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates for any reason other than long service separation, death, disability, all shares of restricted stock that are unvested at the date of termination will be forfeited.

In addition, except in the cases of terminations connected with a change of control and terminations by reason of death or disability, the vesting of shares of restricted stock that qualify for the performance-based exception and that are held by named executive officers will not occur before the time they otherwise would have, but for the employment termination.

Performance Shares and Performance Units
Subject to the change of control provisions, in the event that a participant's award document does not set forth such provisions, the following provisions will apply:

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates by reason of long service separation, death or disability, the participant will receive a prorated payout of the performance units and/or performance shares, unless the committee determines otherwise. The prorated payout will be determined by the committee, will be based upon the length of time that the participant held the performance units and/or performance shares during the performance period, and will further be adjusted based on the achievement of the preestablished performance goals; or

•
if a participant's employment with the company and/or any subsidiary or service as a director terminates during a performance period for any reason other than long service separation, death or disability, all performance units and/or performance shares will be forfeited.

Change of Control
If any participant's (i.e., an officer employee's, a non-officer employee's or a director's) employment or service with the company and/or any subsidiary terminates either without cause or for good reason within the 12 month period following a change of control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

•	all stock options and SARs granted will become immediately exercisable, and shall remain exercisable throughout their entire term;

•	any period of restriction and other restrictions imposed on restricted stock will lapse; and

•
unless otherwise specified in an award document, the maximum payout opportunities attainable under all outstanding awards of performance units and performance shares will be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change of control. The vesting of all such awards will be accelerated as of the effective date of the change of control, and in full settlement of such awards, there shall be paid out in cash to participants within 30 days following the effective date of the change of control the maximum of payout opportunities associated with such outstanding awards.

Effective Date; Amendment and Termination
If approved by stockholders, the plan will become effective as of the date of such approval and will remain in effect until all shares subject to the plan have been purchased and/or acquired according to the provisions of the plan; provided, however, that no awards may be granted on or after the tenth anniversary of the plan's effective date.

The board may at any time alter, amend, suspend or terminate the plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which company stock is listed, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

Other Provisions
The committee may provide that the receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant pursuant to an applicable deferral plan established by the company or a subsidiary.

The committee may make awards on terms and conditions other than those described above or in the plan to comply with the laws and regulations of any foreign jurisdiction or to make the award more effective under such laws or regulations.

No award will be construed as giving any participant a right to receive future awards or to continued employment or service with the company.

U.S. Federal Income Tax Consequences
Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Caterpillar stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of company stock for at least two years after the date of grant and for one year after the date of exercise (holding period requirement). The company will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the participant generally must be an employee of the company or an employee of a company subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the company stock in an amount generally equal to the excess of the fair market value of the company stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The company will be allowed an income tax deduction to the extent the participant recognizes ordinary income, subject to the company's compliance with section 162(m) of the code and to certain reporting requirements.

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event for the participant or the company. Upon exercising a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the company stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of company stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the company complies with applicable reporting requirements and with the restrictions of section 162(m) of the code, the company generally will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of company stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under section 83(b) of the code to recognize compensation income in the year of the award in an amount equal to the fair market value of the company stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a section 83(b) election, the fair market value of the company stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends paid while the Caterpillar stock is subject to restrictions may be subject to withholding taxes. If the company complies with applicable reporting requirements and with the restrictions of section 162(m) of the code, the company generally will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock-Settled Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock-settled SARs under the plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the company stock on the date of exercise. If the company complies with applicable reporting requirements and, if applicable, with the restrictions of section 162(m) of the code, the company generally will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Performance Awards. The award of a performance award will have no federal income tax consequences for the company or for the participant. The payment of the award is taxable to a participant as ordinary income. If the company complies with applicable reporting requirements and, if applicable, with the restrictions of section 162(m) of the code, the company generally will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

New Plan Benefits
As described above, the committee in its discretion will select the participants who receive awards and the size and types of those awards, if the plan is approved by stockholders. It is, therefore, not possible to predict the awards that will be made to particular individuals or groups in the future under the plan.

Stock options and performance shares awarded to the named executive officers in 2005 under the 1996 plan are set forth in the Executive Compensation Tables under "Option Grants in 2005" on page 23 and "Long-Term Incentive Plans/Awards in 2005" on page 24. The stock options awarded to non-employee directors in 2005 under the 1996 plan are set forth under "Director Compensation for 2005" on page 6. In addition, during fiscal year 2005, 2,867,800 nonqualified stock options were awarded to the company's current executive officers as a group (39 persons) and 9,698,072 nonqualified stock options were awarded to all employees other than current executive officers as a group under the 1996 plan. If the plan had been in effect in 2005, these persons and groups would have received the same number of awards as were actually granted to them under the 1996 plan in 2005. No other stock-based awards would have been granted under the 1996 plan in 2005 had the plan been in effect.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

 PROPOSAL 4 -Management Proposal: Approve Caterpillar Inc. Executive Short-Term Incentive Plan

The board of Caterpillar Inc. (company) has established, subject to stockholder approval, the Executive Short-Term Incentive Plan (plan). The purpose of the plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of objective quantitative performance goals.

The company's former short-term executive incentive plan, the Caterpillar Inc. Executive Incentive Compensation Plan (former plan) will expire on December 31, 2006. The plan is designed to continue the existing performance-based incentive concepts used by the company under the former plan to ensure the deductibility of awards to the Chief Executive Officer (CEO), Group Presidents, and any other officer of the company designated by the compensation committee (committee) of the board.

Pursuant to section 162(m) of the Internal Revenue Code of 1986 as amended (code), the company may not deduct more than $1 million per year for compensation paid to the CEO and the four other most highly compensated officers of the company. An exclusion from the $1 million per officer limitation is available for compensation that satisfies the stockholder approval and other requirements provided in section 162(m) for qualified performance-based compensation. The purpose of submitting the plan to stockholders for approval is to qualify the annual incentive bonus to be paid to each participating executive officer as performance-based compensation that will be excluded from the $1 million limit on tax deductible compensation under section 162(m). Therefore, on April 12, 2006, the board adopted the plan and hereby submits it to the company's stockholders for approval.

The plan is substantially similar in operation to the Caterpillar Inc. Corporate Incentive Compensation Plan, which has been used to make bonus awards to individuals for a number of years. The board intends that the awards paid pursuant to the plan to the CEO, Group Presidents and other designated participants will be similar to the bonuses historically paid by the company to individuals pursuant to the Corporate Incentive Compensation Plan, which will continue in effect for all other salaried and management employees. However, under the plan, any amounts paid will qualify for deductibility by the company for federal income tax purposes.

The effective date of the plan is January 1, 2007 (effective date), subject to stockholder approval. The plan has a term of four years and in the event of plan termination, will remain in effect as long as any awards under it are outstanding. The following is a summary of the principal features of the plan. This summary is qualified in its entirety by reference to the complete text of the plan (attached as Exhibit B). Stockholders are urged to read the actual text of the plan in its entirety.

Administration and Participation
The plan is administered by the committee, which is made up of only independent directors. The committee has the authority to designate performance goals and objectives and determine the amount and timing of awards. All executive officers of the company are eligible for participation in the plan, although it is anticipated that participation will be limited to the CEO and the company's Group Presidents. The approximate number of persons eligible under the plan is six.

Performance Goals and Objectives
Within the first 90 days of the company's fiscal year (which is the calendar year), the committee will establish the performance goals and objectives governing the plan for that year. The performance goals and objectives may be based on any of the following factors, alone or in combination, as the committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) realized 6 Sigma benefits; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the company or the company's business.

Performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the committee, relative to internal goals or relative to levels attained in prior years. For each year that the plan is in effect, the committee may use one or more of the permitted performance goals and may change the performance goals and targets from year to year.

Important Facts About Awards
Under the plan, each participant will be eligible to receive an incentive bonus based on the achievement of the pre-established goals set by the committee. If a participant terminates employment before the last day of the fiscal year by reason of death, disability or retirement, a payout based on performance and the period of employment during the year shall be distributed. Participants employed on the last day of the year, but not for the entire year, shall receive a payout based on performance and prorated for that part of the year for which they were participants. If the participant is deceased at the time of an award payment, the payment shall be made to the recipient's designated representative.

The maximum dollar amount that any participant may be paid in any single year under the plan may not exceed $4 million.

Additional Awards
Nothing in the plan precludes the company from making additional payments or special awards to plan participants outside of the plan that may or may not qualify as "performance-based" compensation under section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the plan as "performance-based" compensation.

Amendment & Termination of Plan
The committee may amend, suspend or terminate the plan at any time in its sole and absolute discretion. Any amendment or termination of the plan, however, shall not affect the right of a participant to receive any earned but unpaid incentive bonus. The committee may amend the plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 or the code.

New Plan Benefits
Amounts awarded to the named executive officers in March, 2006 for 2005 performance under the former plan are included in the Summary Compensation Table on page 22. The amount that would have been paid if the plan had been in effect for fiscal year 2005 would have been substantially similar to the amounts paid under the former plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 4.

  PROPOSAL 5 -Management Proposal: Ratification of Independent Registered Public Accounting Firm

The board seeks an indication from stockholders of their approval or disapproval of the Audit Committee's appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as Independent Registered Public Accounting Firm (auditors) for 2006.

PricewaterhouseCoopers has been our auditors since 1925, and no relationship exists other than the usual relationship between auditor and client.

If the appointment of PricewaterhouseCoopers as auditors for 2006 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2006 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of PricewaterhouseCoopers will be available to respond to questions at the annual meeting of stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 5.

  PROPOSAL 6 -Stockholder Proposal: Annual Election of Directors and Caterpillar Response

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder
RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.

Supporting Statement of Proponent
The Safeway Inc. 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct board action in 2005.

70% Yes - Vote
Thirty-five (35) shareholder proposals on this topic won an impressive 70% average yes vote in 2004. The Council of Institutional Investors, www.cii.org, whose members have $3 trillion invested recommends adoption of this proposal topic.

Progress Begins with One Step
It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	Our directors were accountable to shareholder election only once in 3-years.
•	Our directors do not need to win a majority vote.
•	Seven directors were allowed to hold from 4 to 10 director seats each - Over-extension concern.
•	A 75% shareholder vote was required to make certain key improvements - Entrenchment concern.
•	Our company had no Independent Chairman or even a Lead Director - Oversight concern.
•	Our directors had a $1 million Charitable Award Program - Conflict of interest concern.

The above number of less-than-best practices reinforce the reason to take one step forward now and adopt annual election of each director.

To our board's credit Caterpillar improved its corporate governance by terminating its poison pill on June 30, 2005. This was after our board considered our 5 annual majority votes supporting shareholder proposals to terminate the poison pill. These proposals were submitted by John Chevedden, Redondo Beach, Calif.

A Single Yes-Vote from 600 Million Shares Now Elects a Director for 3-Years
I believe our directors can be complacent under our present system. Our typically unopposed directors often need but one vote per director from our 600-plus million voting shares.

Annual Vote on Each Audit Committee Member
Annual election of each director would automatically enable us to vote annually on each member of our key Audit Committee. This is particularly important because poor auditing played a key role in the $200 billion-plus combined market-value loss at WorldCom, Enron, Tyco, Qwest and Global Crossing. And The Corporate Library gave Caterpillar a "C" in Accounting.

Best for the Investor
Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

Elect Each Director Annually
Yes on 6

Caterpillar Response - Statement in Opposition to Proposal
We believe that we have an excellent and qualified board of directors. The impeccable integrity of the company's management, the consistency of superior stockholder returns and the quality and technology leadership displayed in its products and processes are the result of a dedicated and proactive board.

Our board is committed to utilizing best corporate governance practices and has adopted corporate governance guidelines (guidelines) that emphasize this commitment. In adopting the guidelines, our board considered the most effective structure for the board and determined that the current classified board structure is in the best interest of the company and our stockholders for the reasons outlined below.

Stability and Continuity. In accordance with our articles of incorporation, our board is divided into three classes that serve staggered three-year terms. This classified board structure is designed to provide stability, prevent sudden disruptive changes to the board's composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the board who are familiar with our company, our business and our strategic goals. This classified board structure benefits the company and our stockholders because it aids the company in attracting and retaining director candidates who are willing to make long-term commitments of their time and energy. We believe that the in-depth knowledge and experience of board members are particularly important now, given the opportunities and challenges that we face as we continue our growth into a much larger and complex business enterprise dedicated to enhancing stockholder value. This is illustrated by the board's decision to authorize the development of our Vision 2020 strategic plan, a commitment that stretches over several years and one that will best be fulfilled by a stable and continuous board.

Independence. Electing directors to three-year terms enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all stockholders. As a result, independent directors voice their views without having to continually consider an upcoming nomination for re-election the following year.

Accountability to Stockholders. Every director is required to uphold his or her fiduciary duties to the company and our stockholders, regardless of how often he or she stands for election. Our directors continue to be accountable to the company and our stockholders under our classified board structure.

Protection Against Takeovers. Our classified board structure strongly encourages potential acquirers to deal directly with the board if they are interested in acquiring the company and better positions the board to negotiate effectively on behalf of stockholders to realize the greatest possible stockholder value. Our classified board structure is designed to safeguard against a potential acquirer unilaterally gaining control of our business and assets without paying fair value for them by removing our directors at a single annual meeting. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entirely new board or even a majority of the board at a single meeting, which provides the incumbent directors at least two annual stockholder meetings to negotiate the best results for our stockholders without a change in control of the board in any one year. It is important to note that a classified board does not preclude a takeover, but it does provide a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders. It is for these reasons that a significant number of Fortune 500 companies continue to have classified boards.

It is also important to note that stockholder approval of this proposal would not in itself declassify our board. Approval of this proposal would advise our board that a majority of our stockholders voting at the meeting favor a change and would prefer that the board take the necessary steps to end the staggered system of electing directors. However, under Delaware law, to change the class structure of our board, the board must first authorize amendments to our articles of incorporation and bylaws. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 75 percent of the total voting power of all outstanding shares of company stock entitled to vote generally in the election of directors.

After careful consideration of this proposal, the Governance Committee and the entire board have determined that retention of a classified board structure remains in the best interests of the company and our stockholders. We believe that the benefits of our classified board structure do not come at the cost of directors' accountability to stockholders. In addition to the many corporate governance measures that the board has implemented, the steps taken to terminate our stockholder rights plan 17 months earlier than was specified in the plan, as well as the strong financial performance of the company, validates the board's commitment to the company and our stockholders and demonstrates the responsibility each director feels personally to guide the company in a manner that benefits all stockholders. Caterpillar has paid a dividend to its stockholders every year since 1925 and has increased dividends annually for over ten consecutive years.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

  PROPOSAL 7 -Stockholder Proposal: Separate CEO & Chair and Caterpillar Response

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder
Resolved: The shareholders of Caterpillar request that the Board of Directors establish a policy of, whenever possible, separating the roles of Chairperson and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Supporting Statement of Proponent
The principle of the separation of the roles of Chairperson and Chief Executive Officer is a basic element of sound corporate governance practice. The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

Given these different roles and responsibilities, we believe:

•	An independent Board Chair - separated from the CEO - is the preferable form of corporate governance.
•	It is the role of the Chief Executive Officer and management to run the business of the company.
•	An independent Chair and vigorous Board will bring greater focus to ethical imperatives, and be better able to forge solutions for shareholders and consumers.
•
Separating the roles of Chair and CEO at Caterpillar would result in greater independence and accountability which would allow the company to have greater focus and thereby better address issues of environmental, social and health impacts of the company's products.

The Board will likely achieve its goals more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CaIPER's Corporate Core Principles and Guidelines state: "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

An independent board structure will also help the board address policy issues and other complex issues facing our company, among them:

•	Reputational risk associated with an exponential growth in negative media coverage and international protests targeting the company.
•	A highly publicized debate among religious institutional shareholders regarding divestment from Caterpillar.

•	Lawsuits by the Federal government (EEOC) alleging sexual and racial discrimination.
•	Membership in a trade association that funded a political candidate criticized for running "racist" ads in a state election campaign.
•	Failure by most of its manufacturing plants to obtain ISO 14001 certification for meeting environmental management standards.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.

Caterpillar Response - Statement in Opposition to Proposal
We believe that our current governance structure is consistent with good governance practices and does not compromise board independence.

Our corporate governance guidelines (guidelines), available on our website, provide for the position of chief executive officer (CEO) and chairman of the board to be combined in order to promote unified leadership and direction for the company and the board. We feel that the combined leadership role enhances the chairman's ability to provide insight and direction on important strategic initiatives impacting the company and its stockholders to both management and the independent directors and, at the same time, ensures that the appropriate level of oversight and independence is applied to all board decisions.

The separation of the roles of chairman and CEO is not yet widely accepted in the United States and we feel a single, clear focus for the chain of command is important and can be damaged by separating the two roles. We believe separating the CEO/chair position could potentially: (1) dilute the power of the CEO to provide effective leadership; (2) create rivalry between the chairman and the CEO, leading to compromise rather than decisive action; (3) insulate the CEO from being held accountable by the board if the chairman is overprotective; or (4) cause confusion by having two public spokesmen, and could allow a third party to "play the two ends against the middle."

Except for the chairman, the board is composed entirely of independent directors that all meet the independence requirements of the New York Stock Exchange. In addition, all members of the Audit, Compensation, Governance and Public Policy Committees are composed of independent directors. Our guidelines specify that the board must meet in executive session involving only non-management directors at least twice each year, or more frequently as circumstances warrant, and designate the chair of the Governance Committee to preside over these meetings. All directors communicate regularly with the chairman and CEO regarding appropriate agenda topics and other board related matters. We also have a published procedure enabling stockholders and other third parties to communicate directly with board members.

The board reviews and considers trends and developments in corporate governance on an on-going basis, and is currently considering the appointment of a "lead director." Given the strong independence of our board, we see no reason to separate the chairman and CEO roles at this time. We believe it is in the best interests of the company and our stockholders to retain flexibility to exercise its collective judgment to determine who should serve as chairman, given the circumstances at any particular point in time.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 7.

  PROPOSAL 8 -Stockholder Proposal: Director Election Majority Vote Standard and Caterpillar Response

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder
Resolved: That the shareholders of Caterpillar, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement of Proponent
Our Company is incorporated in Delaware. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

Our Company presently uses the plurality vote standard for the election of directors. This proposal requests that the Board initiate a change in the Company's director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company's current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on the continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote under a majority vote standard or whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.

Caterpillar Response - Statement in Opposition to Proposal
We are incorporated in the State of Delaware and use the default plurality vote standard. Plurality voting has long been the accepted standard among most large public companies, and the rules governing plurality voting are well established and understood. We believe that implementation of a majority vote standard would be inappropriate at this time in light of the fact that a number of associations, scholars, corporations and investors are analyzing and evaluating alternative voting standards. We continue to monitor the progress of these discussions and, once the issues are resolved, will take appropriate action to maintain Caterpillar's commitment to the highest standards of corporate governance.

At this time, we do not believe that our current plurality vote standard should be changed, and there is no reason to rush to adopt a majority vote standard. We have a history of electing, by a plurality of the vote, strong and independent directors. In the past ten years, the average affirmative vote for directors has been greater than 96 percent of the shares voted through the plurality process. In addition, the board maintains sound and effective corporate governance practices that reflect the highest standards of responsibility, ethics and integrity. With the exception of the chairman, all directors are independent as defined in the New York Stock Exchange listing standards. Director nominees are evaluated and recommended for election by the Governance committee, which is comprised solely of independent, non-employee directors. The Governance committee recommends nominees that will enhance the board's ability to manage and direct, in an effective manner, the affairs and business of the company. The company's commitment to effective and independent board leadership is shown by, among other things, our governance guidelines, available on our website.

The board of directors and management are committed to strong corporate governance and are following the discussions regarding alternative voting standards with interest, but we believe it would be premature to change the director election standard until there has been further study and consensus. We will continue to monitor trends that develop in this area. Until such time, we believe it generally is in the best interest of the company and its stockholders to continue to follow its current process, which is the most widely used and tested industry practice for electing directors.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 8.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis except:

•	One late Form 4 filing reporting six option exercise transactions for J. Beard;
•	One late Form 4 filing reporting a single transaction for K. Colgan;
•	One late Form 4 filing reporting a single transaction for W. Rohner;
•
One late Form 4 filing reporting twenty-three transactions for E. Rust (these transactions were executed by a third-party money manager with discretionary authority over Mr. Rust's financial portfolio without Mr. Rust's knowledge); and

•	One late Form 4 filing reporting a single transaction for D. Western.

Stockholder Proposals for the 2007 Annual Meeting
If you would like to submit a proposal for possible inclusion in the company's 2007 Proxy Statement, our Corporate Secretary must receive it on or before December 29, 2006.

Matters Raised at the Meeting not Included in this Statement
We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

Under Caterpillar bylaws, a stockholder may bring a matter to vote upon at the annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting. If, however, less than 60 days notice of the meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

Questions in Advance of the Annual Meeting
Stockholders wishing to submit a question in advance of the annual meeting to be considered for a response during the annual meeting may do so by sending an email to the Corporate Secretary at Directors@CAT.com or by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Solicitation
Caterpillar is soliciting this proxy on behalf of its board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.

Stockholder List
A stockholder list will be available for your examination during normal business hours at 100 NE Adams Street, Peoria, Illinois 61629, at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Revocability of Proxy
You may revoke the enclosed proxy by filing a written notice of revocation with Caterpillar or by submitting another executed proxy that is dated later.

Admission Ticket Request Procedure

Request Deadline
Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by Caterpillar on or before May 31, 2006. No requests will be processed after that date.

Number of Tickets
Admission tickets will be limited to stockholders of record on April 17, 2006, and one guest, or a stockholder's authorized proxy representative.

To Submit Request
Submit requests by mail to James B. Buda, Corporate Secretary, 100 NE Adams Street, Peoria, IL 61629-7310 or by facsimile to (309) 675-6620. Ticket requests by telephone will not be accepted.

Verification
In all cases, record date share ownership must be verified at the meeting. Please bring valid photo identification to the meeting.

Authorized Proxy Representative
A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders	Beneficial Holders
For ownership verification provide:	For ownership verification provide:
➢ name(s) of stockholder ➢ address ➢ phone number ➢ social security number and/or stockholder account number; or ➢ a copy of your proxy card showing stockholder name and address
➢  a copy of your April brokerage account statement showing Caterpillar stock ownership as of the record date (4/17/06);
➢  a letter from your broker, bank or other nominee verifying your record date (4/17/06) ownership; or
➢  a copy of your brokerage account voting instruction card showing stockholder name and address

Also include:	Also include:
➢ name of guest if other than stockholder ➢ name of authorized proxy representative, if one appointed ➢ address where tickets should be mailed and phone number	➢ name of guest if other than stockholder ➢ name of authorized proxy representative, if one appointed ➢ address where tickets should be mailed and phone number

Exhibit A

CATERPILLAR INC.
2006 LONG-TERM INCENTIVE PLAN

Section 1.
Establishment, Objectives and Duration

1.1. Establishment.  Subject to the approval of the stockholders of Caterpillar Inc., a Delaware corporation (the "Company"), the Company has established the Caterpillar Inc. 2006 Long-Term Incentive Plan (the "Plan"), as set forth herein. The Plan supersedes and replaces all prior equity and non-equity long-term incentive compensation plans or programs maintained by the Company; provided that, any prior plans of the Company shall remain in effect until all awards granted under such prior plans have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants.

1.2. Purpose. The Plan is intended to provide certain present and future employees and Directors cash-based incentives, stock-based incentives and other equity interests in the Company thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or its Subsidiaries.

1.3. Effective Date. The Plan is effective as of the later of (a) the date the Plan is adopted by the Board or (b) the date the Company's stockholders approve the Plan (the "Effective Date"). The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Certificate of Incorporation or Bylaws of the Company.

1.4. Duration.  The Plan shall remain in effect, subject to the right of the Company's Board of Directors to amend or terminate the Plan at any time pursuant to Section 16, until all Shares subject to the Plan shall have been purchased or granted according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date. Upon termination of the Plan, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with the terms of the Plan and the applicable Award Document.

Section 2.
Definitions and Construction

When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

2.1. "Award" means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

2.2.  "Award Document" means any agreement, contract, or other written instrument that evidences an Award granted to the Participant under the Plan and sets forth the terms and provisions applicable to such Award.

2.3. "Award Gain" means (a) with respect to a given Option exercise, the product of (X) the excess of the Fair Market Value of a Share on the date of exercise over the Option Price times (Y) the number of shares as to which the Option was exercised at that date, and (b) with respect to any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Shares paid or payable to the Participant (regardless of any elective deferral pursuant to Section 13) less any cash or the Fair Market Value of any Shares or property (other than an Award that would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

2.4. "Board". means the Board of Directors of the Company.

2.5. "Cause". means, except as otherwise provided in an Award Document, a willful engaging in gross misconduct materially and demonstrably injurious to the Company. For this purpose, "willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of the Company.

2.6. "Change of Control". means the occurrence of any of the following events: (a) any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company's then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders; (b) during any period of two consecutive years, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board; (c) the stockholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) Company stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

2.7. "Code". means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

2.8. "Committee". means the Compensation Committee of the Board, appointed to administer the Plan, as provided in Section 3.

2.9. "Company". means Caterpillar Inc., a Delaware corporation, and any successor to such entity as provided in Section 18.

2.10. "Director". means any individual who is a member of the Board.

2.11. "Disability". means, unless otherwise provided for in an employment, change of control or similar agreement in effect between the Participant and the Company or a Subsidiary or in an Award Document, (a) in the case of an Employee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by the Company or Subsidiary in which the Employee participates, and (b) in the case of a Director, the inability of the Director to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee, based upon medical evidence.

2.12.  "Effective Date". means the date specified in Section 1.3.

2.13. "Employee". means any employee of the Company or any Subsidiary.

2.14.  "Exchange Act". means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15. "Fair Market Value". means, as of any given date, the fair market value of a Share on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any date shall be the mean between the high and low prices at which the Share is traded on the New York Stock Exchange for that date or, if no prices are reported for that date, the prices on the next preceding date for which prices were reported. Notwithstanding the foregoing, unless otherwise determined by the Committee, for purposes of Section 6.5(d) of the Plan, Fair Market Value means the actual price at which the Share used to acquire Shares are sold.

2.16. "Family Member" means any (a) child; (b) stepchild; (c) grandchild; (d) parent; (e) stepparent; (f) grandparent; (g) spouse; (h) former spouse; (i) sibling; (j) niece; (k) nephew; (l) mother-in-law; (m) father-in-law; (n) son-in-law; (o) daughter-in-law; (p) brother-in-law; or (q) sister-in-law of the Participant (including adoptive relationships). Family Member also shall mean any person sharing in the Participant's household (other than a tenant or an employee).

2.17. "Good Reason". means, except as otherwise provided in an Award Document, the occurrence of any of the following circumstances (unless such circumstances are fully corrected by the Company before a Participant's termination of employment):

(a) the Company's assignment of any duties materially inconsistent with the Participant's position within the Company, or which have a significant adverse alteration in the nature or status of the responsibilities of the Participant's employment; or

(b) a material reduction by the Company in the Participant's annual base salary, unless such reduction is part of a compensation reduction program affecting all similarly situated management employees.

2.18. "Incentive Stock Option". or "ISO" means the right to purchase Shares pursuant terms and conditions that provide that such right will be treated as an incentive stock option within the meaning of Code Section 422, as described in Section 6.

2.19. "Long Service Separation" means, except as otherwise provided in an Award Document, a termination of employment with the Company or a Subsidiary after the attainment of age 55 and the completion of ten or more years of service with the Company and/or its Subsidiaries.

2.20. "Named Executive Officer". means a Participant who is one of the group of covered employees as defined in the regulations promulgated under Code Section 162(m), or any successor provision or statute.

2.21. "Nonqualified Stock Option". or "NQSO". means the right to purchase Shares pursuant to terms and conditions that provide that such right will not be treated as an Incentive Stock Option, as described in Section 6.

2.22 "Option". means an Incentive Stock Option or a Nonqualified Stock Option, as described in Section 6.

2.23 "Option Price". means the per share price of a Share available for purchase pursuant to an Option.

2.24.  "Participant". means an Employee, prospective Employee, Director, beneficiary or any other person who has outstanding an Award granted under the Plan, and includes those former Employees and Directors who have certain post-termination rights under the terms of an Award granted under the Plan.

2.25.  "Performance-Based Exception". means the exception for performance-based compensation from the tax deductibility limitations of Code Section 162(m).

2.26.  "Performance Period". means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

2.27. "Performance Share". means an Award granted to a Participant, as described in Section 9.

2.28. "Performance Unit". means an Award granted to a Participant, as described in Section 9.

2.29. "Period of Restriction". means the period during which the transfer of Shares of Restricted Stock is limited in some way, and the Shares are subject to a substantial risk of forfeiture, as provided in Section 8.

2.30. "Permitted Transferee" means any one or more of the following: (a) Family Members; (b) a trust in which the Participant and/or Family Members have more than fifty percent of the beneficial interest; (c) a foundation in which the Participant and/or Family Members control the management of the assets; or (d) any other entity in which the Participant and/or Family Members own more than fifty percent of the voting interests.

2.31. "Plan". means the Caterpillar Inc. 2006 Long-Term Incentive Plan, as set forth herein.

2.32. "Restricted Stock". means an Award granted to a Participant pursuant to Section 8.

2.33. "Section 16 Officer" means any Employee who is considered an officer of the Company for purposes of Section 16 of the Exchange Act.

2.34. "Share" or "Shares". means shares of common stock of the Company.

2.35.  "Stock Appreciation Right" or "SAR". means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Section 7.

2.36.  "Subsidiary" means any partnership, limited liability company, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlled by the Company. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2.37. "Tandem SAR". means a SAR that is granted in connection with a related Option pursuant to Section 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

2.38. "Non-Tandem SAR". means a SAR that is granted independently of any Options, as described in Section 7.

Section 3.
Administration

3.1. Plan Administration. The Committee, or any other committee appointed by the Board, shall administer the Plan. The Committee or other committee appointed to administer the Plan shall consist of not less than two members. Members shall be non-Employee Directors of the Company, within the meaning of Rule 16b-3 of the Exchange Act and outside directors, within the meaning of Code Section 162(m). The Board may, from time to time, remove members from, or add members to, the Committee. Members of the Board shall fill any vacancies on the Committee. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards to non-Employee Directors. However, the Board shall not have exclusive authority with respect to other aspects of non-Employee Director Awards. If and to the extent that no committee exists that has the authority to administer the Plan, the Board shall administer the Plan.

3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, prospective Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to Section 16. Further, the Committee shall make all other determinations, which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate the authority granted to it herein.

3.3. Electronic Administration. The Committee may, in its discretion, utilize a system for complete or partial electronic administration of the Plan and may replace any written documents described in the Plan with electronic counterparts, as appropriate.

3.4. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Section 4.
Shares Subject to the Plan and Maximum Awards

4.1. Shares Available for Awards.

(a) The Shares available for Awards may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted shall not exceed twenty million (20,000,000) Shares, subject to adjustment as provided in Section 4.3. In addition, seventeen million six hundred thousand (17,600,000) Shares authorized but unissued pursuant to the Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan shall be reserved and available for grant under the Plan. Notwithstanding the foregoing, the aggregate number of Shares with respect to which ISOs may be granted shall not exceed the number specified above, and provided further, that up to an aggregate of twenty percent (20%) of the authorized Shares under the Plan may be issued with respect to Awards of Restricted Stock and up to an aggregate of twenty percent (20%) of the authorized Shares under the Plan may be issued with respect to Awards of Performance Shares.

(b) Upon:

(i) a payout of a Non-Tandem SAR or Tandem SAR in the form of cash;

(ii) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award; or

(iii) payment of an Option Price or payout of any Award with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise or issued upon such payout, the number of Shares underlying any such Award that were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.

4.2. Individual Participant Limitations. Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a) Subject to adjustment as provided in Section 4.3, the maximum aggregate number of Shares (including Options, SARs, Restricted Stock and Performance Shares to be paid out in Shares) that may be granted in any one fiscal year to a Participant shall be 800,000 Shares.

(b) Except as otherwise provided in Section 7.5(b) regarding SAR exercise, the maximum aggregate cash payout (including Performance Units and Performance Shares paid out in cash) with respect to Awards granted in any one fiscal year that may be made to any Participant shall be $5 million.

4.3. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of Shares available for Awards, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and the number of Shares set forth in Sections 4.1 and 4.2, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number by rounding any fractional Share (up or down) to the nearest whole Share.

Section 5.
Eligibility and Participation

5.1. Eligibility.  Persons eligible to participate in the Plan include all current and future Employees (including officers), persons who have been offered employment by the Company or a Subsidiary (provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person begins employment with the Company or Subsidiary), and Directors, as determined by the Committee.

5.2. Participation.  Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Employees, prospective Employees, and Directors to whom Awards shall be granted, the terms of such Awards, and the number of Shares subject to such Award.

5.3. Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 4 of the Plan.

Section 6.
Stock Options
6.1. Grant of Options.

(a) Option Grant. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee, in its sole discretion. The Committee may grant either Nonqualified Stock Options or (in the case of Options granted to Employees) Incentive Stock Options, and shall have complete discretion in determining the number of Options of each granted to each Participant, subject to the limitations of Section 4. Each Option grant shall be evidenced by a resolution of the Committee approving the Option grant.

(b) Award Document.  All Options shall be evidenced by an Award Document. The Award Document shall specify the Option Price, the term of the Option, the number of Shares subject to the Option, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan. The Award Document shall also specify whether the Option is to be treated as an ISO within the meaning of Code Section 422. If such Option is not designated as an ISO, such Option shall be a NQSO.

6.2. Option Price.  The Committee shall designate the Option Price for each Share subject to an Option under the Plan, provided that such Option Price shall not be less than 100% of the Fair Market Value of Shares subject to an Option on the date the Option is granted, and which Option Price may not be subsequently changed by the Committee except pursuant to Section 4.3. With respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO's grant date.

6.3. Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant, but in no event shall be exercisable later than the 10th anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary, no such ISO shall be exercisable later than the fifth anniversary of the grant date.

6.4. Exercise of Options. Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, and shall be set forth in the applicable Award Document. Notwithstanding the preceding sentence, the Fair Market Value of Shares to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not exceed $100,000. Any ISOs that become exercisable in excess of such amount shall be deemed NQSOs to the extent of such excess. If the Award Document does not specify the time or times at which the Option shall first become exercisable, such an Option shall become fully vested and exercisable by the Participant on the third anniversary of the grant date.

6.5. Payment. Options granted under this Section 6 shall be exercised by the delivery of a notice of exercise to the Company (or its designated agent(s)), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full either:

(a) in cash or its equivalent, or

(b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or

(c) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a Fair Market Value equal to the purchase price.

6.6. Termination of Employment or Service as a Director.  The Committee, in its sole discretion, shall set forth in the applicable Award Document the extent to which a Participant shall have the right to exercise the Option or Options following termination of his or her employment with the Company or any Subsidiary or following termination of his or her service as a Director. Such provisions need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or for Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 15, in the event that a Participant's Award Document does not set forth such provisions, the following provisions shall apply:

(a) Long Service Separation, Death or Disability. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates by reason of Long Service Separation, death or Disability, to the extent that the Option is not exercisable, all Shares covered by his or her Options shall immediately become fully vested and shall remain exercisable until the earlier of (i) the remainder of the term of the Option, or (ii) 60 months from the date of such termination. In the case of the Participant's death, the Participant's beneficiary or estate may exercise the Option.

(b) Termination for Cause. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates for Cause, all Options granted to such Participant shall expire immediately and all rights to purchase Shares (vested or nonvested) under the Options shall cease upon such termination.

(c) Other Termination. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates for any reason other than Long Service Separation, death, Disability, or for Cause, all Options shall remain exercisable until the earlier of (i) the remainder of the term of the Option, or (ii) 60 days from the date of such termination. In such circumstance, the Option shall only be exercisable to the extent that it was exercisable as of such termination date and shall not be exercisable with respect to any additional Shares.

6.7. Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Section 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state or foreign securities laws applicable to such Shares.

6.8. Transferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. NQSOs may only be transferred in accordance with this Section 6.8(b).

(i) Except as otherwise provided in paragraph (ii) below or in an Award Document no NQSO shall be assignable or transferable by a Participant other than by will, by the laws of descent and distribution or pursuant to a Domestic Relations Order (as such term is defined in Section 414(p)(1)(B) of the Code).

(ii) NQSOs (whether vested or unvested) held by (A) Participants who are Section 16 Officers; (B) Participants who are Directors; or (C) any Participants who previously held the positions in clauses (A) and (B) may be transferred by gift or by domestic relations order to one or more Permitted Transferees. NQSOs (whether vested or unvested) held by all other Participants and by Permitted Transferees may be transferred by gift or by domestic relations order only to Permitted Transferees upon the prior written approval of the Company's Director of Compensation + Benefits.

Section 7.
Stock Appreciation Rights
7.1. Grant of SARs.

(a) SAR Grant.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such number, upon such terms and provisions, and at any time and from time to time, as determined by the Committee in its sole discretion. The Committee may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Section 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the grant price of a Non-Tandem SAR, which grant price shall not be less than 100% of the Fair Market Value of a Share on the grant date of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option. Grant prices of SARs shall not subsequently be changed by the Committee, except pursuant to Section 4.3.

(b) Award Document. All SARs shall be evidenced by an Award Document. The Award Document shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

7.2. Term of SARs.  The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten years from the grant date.

7.3. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4. Exercise of Non-Tandem SARs.  Non-Tandem SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5. Payment of SAR Amount.

(a) Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(ii) The number of Shares with respect to which the SAR is exercised.

(b) Unless otherwise provided in the Award Document, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. If and to the extent that the payment upon SAR exercise is made in cash, such cash payment shall not be subject to the limitation of Section 4.2(b).

7.6. Termination of Employment or Service as a Director. The Committee, in its sole discretion, shall set forth in the applicable Award Document the extent to which a Participant shall have the right to exercise the SAR or SARs following termination of his or her employment with the Company or any Subsidiary or following termination of his or her service as a Director. Such provisions need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or for Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 15, in the event that a Participant's Award Document does not set forth such provisions, the following provisions shall apply:

(a) Long Service Separation, Death or Disability. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates by reason of Long Service Separation, death or Disability, to the extent that the SARs are not exercisable, all of his or her SARs shall immediately become fully vested and shall remain exercisable until the earlier of (i) the remainder of the term of the SAR, or (ii) 60 months from the date of such termination. In the case of the Participant's death, the Participant's beneficiary or estate may exercise the SAR.

(b) Termination for Cause. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates for Cause, all SARs shall expire immediately and all rights thereunder shall cease upon such termination.

(c) Other Termination. If a Participant's employment with the Company and/or any Subsidiary or service as a Director terminates for any reason other than Long Service Separation, death, Disability, or for Cause, all SARs shall remain exerciseable until the earlier of (i) the remainder of the term of the SAR, or (ii) 60 days from the date of such termination. In such circumstance, the SAR shall only be exercisable to the extent it was exercisable as of such termination date and shall not be exercisable with respect to any additional SARs.

7.7. Transferability of SARs.  SARs may only be transferred in accordance with this Section 7.7.

(a) Except as otherwise provided in paragraph (b) below or in an Award Document, no SAR shall be assignable or transferable by a Participant other than by will, by the laws of descent and distribution or pursuant to a Domestic Relations Order (as such term is defined in Section 414(p)(1)(B) of the Code).

(b) SARs held by (i) Participants who are Section 16 Officers; (ii) Participants who are Directors; or (iii) any Participants who previously held the positions in clauses (i) and (ii) may be transferred by gift or by domestic relations order to one or more Permitted Transferees. SARs held by all other Participants and by Permitted Transferees may be transferred by gift or by domestic relations order to Permitted Transferees only upon the prior written approval of the Company's Director of Compensation and Benefits.

(c) Notwithstanding the foregoing, with respect to a Tandem SAR granted in connection with an ISO, no such Tandem SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Section 8.
Restricted Stock

8.1. Grant of Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

(b) Award Document. All shares of Restricted Stock shall be evidenced by an Award Document. The Award Document shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine pursuant to Section 8.3 or otherwise, and which shall not be inconsistent with the terms and provisions of the Plan. If no Period of Restriction is set forth in the Award Document, the transfer and any other restrictions shall lapse (i) to the extent of one-third of the Shares (rounded to the nearest whole) covered by the Restricted Stock Award on the third anniversary of the grant date, (ii) to the extent of two-thirds of the Shares (rounded to the nearest whole) covered by the Restricted Stock Award on the fourth anniversary of the grant date, and (iii) to the extent of 100% of the Shares covered by the Restricted Stock Award on the fifth anniversary of the grant date.

8.2. Other Restrictions.  Subject to Section 10 herein, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, Subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not be following the attainment of the performance goals, sales restrictions under applicable stockholder agreements or similar agreements, and/or restrictions under applicable Federal or state securities laws. The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided in this Section 8 or in any Award Document, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.3. Voting Rights.  Unless otherwise designated by the Committee at the time of grant, Participants to whom Shares of Restricted Stock have been granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.4. Dividends and Other Distributions.  Unless otherwise designated by the Committee at the time of grant, Participants holding Shares of Restricted Stock granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the Period of Restriction. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

8.5. Termination of Employment or Service as a Director. The Committee, in its sole discretion, shall set forth in the applicable Award Document the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant's employment with the Company and/or its Subsidiaries or termination of service as a Director. Such provisions need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment including; but not limited to, termination of employment for Cause or for Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants; provided, however that, except in the cases of terminations connected with a Change of Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock that qualify for the Performance-Based Exception and that are held by Named Executive Officers shall not occur before the time they otherwise would have, but for the employment termination. Subject to Section 15, in the event that a Participant's Award Document does not set forth such termination provisions, the following termination provisions shall apply:

(a) Death and Disability. Unless the Award qualifies for the Performance-Based Exception, if a Participant's employment with the Company and/or any Subsidiary or service as a Director is terminated due to death or Disability, all Shares of Restricted Stock of such Participant shall immediately become fully vested on the date of such termination and any restrictions shall lapse.

(b) Other Termination. If a Participant's employment with the Company and/or any Subsidiary or service as a Director is terminated for any reason other than death or Disability all Shares of Restricted Stock that are unvested at the date of termination shall be forfeited to the Company.

8.6. Acceleration of Vesting. Notwithstanding anything in this Section 8 to the contrary, the Committee, in its sole discretion, shall have the authority to accelerate the vesting of Shares of Restricted Stock at any time.

8.7. Transferability. Except as provided in this Section 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction established by the Committee and specified in the Award Document, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Document. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

Section 9.
Performance Units and Performance Shares

9.1. Grant of Performance Units/Shares.

(a) Grant of Performance Unit/Shares.  Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, which shall not be inconsistent with the terms and provisions of the Plan and shall be set forth in an Award Document.

(b) Award Document. All Performance Units and Performance Shares shall be evidenced by an Award Document. The Award Document shall specify the initial value of the Award, the performance goals and the Performance Period, as the Committee shall determine, and which are not inconsistent with the terms and provisions of the Plan.

9.2. Value of Performance Units/Shares.  Each Performance Unit shall have an initial value (which may be $0) that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the grant date. The Committee shall set performance goals in its sole discretion which, depending on the extent to which they are met will determine the number and/or value of Performance Units and/or Performance Shares that will be paid out to the Participant. For purposes of this Section 9, the time period during which the performance goals must be met shall be called a Performance Period.

9.3. Earning of Performance Units/Shares.  Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive payout on the number and value of Performance Units and/or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved, as established by the Committee.

9.4. Form and Timing of Payment of Performance Units/Shares.  Except as provided below, payment of earned Performance Units and/or Performance Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and/or Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units and/or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.  At the sole discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants.

9.5. Termination of Employment or Service as a Director. The Committee, in its sole discretion, shall set forth in the applicable Award Document the extent to which the Participant shall have the right to receive payment for Performance Units and/or Performance Shares following termination of the Participant's employment with the Company and/or its Subsidiaries or termination of service as a Director. Such provisions need not be uniform among all Performance Units and/or Performance Shares granted pursuant to the Plan, and may reflect distinctions based on the reasons for such termination including; but not limited to, termination for Cause or for Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 15, in the event that a Participant's Award Document does not set forth such termination provisions, the following termination provisions shall apply:

(a) Long Service Separation, Death or Disability. Subject to Section 15, if a Participant's employment with the Company and/or any Subsidiary or service as a Director is terminated during a Performance Period due to Long Service Termination, death or Disability, the Participant shall receive a prorated payout of the Performance Units and/or Performance Shares, unless the Committee determines otherwise. The prorated payout shall be determined by the Committee, shall be based upon the length of time that the Participant held the Performance Units and/or Performance Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals. Unless the Committee determines otherwise in the event of a termination due to death, Disability or Long Service Separation, payment of earned Performance Units and/or Performance Shares shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

(b) Other Termination. If a Participant's employment with the Company and/or any Subsidiary or service as a Director is terminated during a Performance Period for any reason other than Long Service Termination, death or Disability all Performance Units and/or Performance Shares shall be forfeited by the Participant to the Company.

9.6. Nontransferability.  Except as otherwise provided in a Participant's Award Document, Performance Units and/or Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Document, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Section 10.
Performance Measures

10.1. Performance Measures. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Section 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers that are designed to qualify for the Performance-Based Exception, the performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: (a) revenue; (b) primary or fully-diluted earnings per Share; (c) earnings before interest, taxes, depreciation, and/or amortization; (d) pretax income; (d) cash flow from operations; (e) total cash flow; (f) return on equity; (g) return on invested capital; (h) return on assets; (i) net operating profits after taxes; (j) economic value added; (k) total stockholder return; (l) return on sales; or (m) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company's business; or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Company, a Subsidiary, division and/or other operational unit under one or more of such measures.

10.2. Performance Procedures. The degree of payout and/or vesting of such Awards designed to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the performance goals and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that the performance goals applicable to Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the pre-established performance goals). In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and, thus, which use performance measures other than those specified above.

Section 11.
Award Forfeitures

11.1. Forfeiture of Options and Other Awards.  Each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 11.2 occurs (a "Forfeiture Event"), all of the following forfeitures will result:

(a) The unexercised portion of any Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral pursuant to Section 13 by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(b) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral pursuant to Section 13) that occurred on or after (i) the date that is six months before the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a Subsidiary, or (ii) the date that is six months before the date the Participant's employment by, or service as a Director with the Company or a Subsidiary terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

11.2. Events Triggering Forfeiture. The forfeitures specified in Section 11.1 will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant's employment by or service as a Director with the Company or a Subsidiary or during the one-year period following termination of such employment or service:

(a) Non-Solicitation. The Participant, for his or her own benefit or for the benefit of any other person, company or entity, directly or indirectly, (i) induces or attempts to induce or hires or otherwise counsels, induces or attempts to induce or hire or otherwise counsel, advise, encourage or solicit any person to leave the employment of or the service for the Company or any Subsidiary, (ii) hires or in any manner employs or retains the services of any individual employed by or providing services to the Company or any Subsidiary as of the date of his or her termination of employment, or employed by or providing services to the Company or any Subsidiary subsequent to such termination, (iii) solicits, pursues, calls upon or takes away, any of the customers of the Company or any Subsidiary, (iv) solicits, pursues, calls upon or takes away, any potential customer of the Company or any Subsidiary that has been the subject of a bid, offer or proposal by the Company or any Subsidiary, or of substantial preparation with a view to making such a bid, proposal or offer, within six months before such Participant's termination of employment with the Company or any Subsidiary, or (v) otherwise interferes with the business or accounts of the Company or any Subsidiary.

(b) Confidential Information. The Participant discloses to any person or entity or makes use of any "confidential or proprietary information" (as defined below in this subparagraph (b)) for his or her own purpose or for the benefit of any person or entity, except as may be necessary in the ordinary course of employment with or other service to the Company or any Subsidiary. Such "confidential or proprietary information" of the Company or any Subsidiary, includes, but is not limited to, the design, development, operation, building or manufacturing of products manufactured and supplied by the Company and its Subsidiaries, the identity of the Company's or any Subsidiary's customers, the identity of representatives of customers with whom the Company or any Subsidiary has dealt, the kinds of services provided by the Company or any Subsidiary to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software and hardware applications and other programs, personnel information, information identifying, relating to or concerning investors in the Company or any Subsidiary, joint venture partners of the Company or any Subsidiary, business partners of the Company or any Subsidiary or other entities providing financing to the Company or any Subsidiary, real estate and leasing opportunities, communications and telecommunications operations and processes, zoning and licensing matters, relationships with, or matters involving, landlords and/or property owners, and other trade secrets.

11.3. Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 11 shall be deemed to be incorporated into an Award, the Plan does not thereby prohibit the Participant from engaging in any activity, including but not limited to competition with the Company and its Subsidiaries. Rather, the non-occurrence of the Forfeiture Events set forth in Section 11.2 is a condition to the Participant's right to realize and retain value from his or her compensatory Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. This provision shall not preclude the Company and the Participant from entering into other written agreements concerning the subject matter of Sections 11.1 and 11.2 and, to the extent any terms of this Section 11 are inconsistent with any express terms of such agreement, this Section 11 shall not be deemed to modify or amend such terms.

11.4. Committee Discretion.  The Committee may, in its sole discretion, waive in whole or in part the Company's right to forfeiture under this Section 11, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the Award Document. Nothing contained herein shall require the Committee to enforce the forfeiture provisions of this Section 11. Failure to enforce these forfeiture provisions against any individual shall not be construed as a waiver of the Company's right to forfeiture under this Section 11.

Section 12.
Beneficiary Designation

12.1. Beneficiary Designations. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Section 13.
Deferrals

13.1. Deferrals. The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the exercise of any Option or by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. All such deferrals (and rules and procedures) shall be consistent with Code Section 409A and any other applicable law.

Section 14.
Rights and Obligations of Parties

14.1. No Guarantee of Employment or Service Rights.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

14.2. Temporary Absence. For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.

14.3. Participation. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

14.4. Right of Setoff.  The Company or any Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant's payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 14.

14.5. Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made, unless expressly permitted by the terms of the Award Document or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

14.6. Disqualifying Disposition Notification.  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

Section 15.
Change of Control

15.1. Change of Control. If a Participant's employment or service with the Company and/or any Subsidiary terminates either without Cause or for Good Reason within the 12 month period following a Change of Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(b) Any Period of Restriction and other restrictions imposed on Restricted Stock shall lapse; and

(c) Unless otherwise specified in an Award Document, the maximum payout opportunities attainable under all outstanding Awards of Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change of Control. The vesting of all such Awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash to Participants within 30 days following the effective date of the Change of Control the maximum of payout opportunities associated with such outstanding Awards.
Section 16.
Amendment, Modification, and Termination

16.1. Amendment, Modification, and Termination.  The Board may amend, suspend or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company's stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the written consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award. The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

Section 17.
Withholding
17.1. Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

17.2. Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the withholding requirement shall be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction.

Section 18.
Miscellaneous

18.1. Unfunded Plan.  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. No such funding shall be established that would cause an amount to be taxable under Code Section 409A before it is received by a Participant or cause an amount to be subject to additional tax under such Section.

18.2. Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

18.3. Compliance with Code Section 162(m).  The Company intends that Options and SARs granted to Named Executive Officers and other Awards designated as Awards to Named Executive Officers shall constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 4.2, 6, 7, 8.5, 8.6, 9 and 10, including the definitions of Named Executive Officer and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Named Executive Officer with respect to a fiscal year that has not yet been completed, the Committee may, in its discretion, extend the terms of such Sections to any Participant that the Committee deems appropriate. If any provision of the Plan or any Award Document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

18.4. Gender and Number; Headings.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any such provision contained in the Plan.

18.5. Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.6. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

18.7. Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.8. Securities Law Compliance. With respect to "insiders," transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. An "insider" includes any individual who is, on the relevant date, an officer, Director or more than 10% beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

18.9. Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois without regard to the conflict of law provisions thereof.

Exhibit B

CATERPILLAR INC.
EXECUTIVE SHORT-TERM INCENTIVE PLAN
(Amended and Restated as of 01/01/2007)

Section 1. Purpose

Effective as of January 1, 2002, Caterpillar Inc. (the "Company") established the Caterpillar Inc. Executive Incentive Compensation Plan to advance the interests of the Company and its subsidiaries by providing an annual incentive bonus to be paid to certain executive officers of the Company based on the achievement of pre-established quantitative performance goals. By this document, the Company hereby amends and restates such plan in its entirety and renames the plan the "Caterpillar Inc. Executive Short-Term Incentive Plan" (the "Plan").

The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Service of 1986, as amended ("Code") and payments under the Plan are intended to qualify for tax deductibility under Section 162(m). Payments under the Plan are intended to constitute performance-based compensation, and distributions are intended to be short-term deferrals (and, therefore, not deferred compensation), for purposes of Section 409A of the Code.

Section 2. Administration

The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors of the Company ("Board"), which is composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code. The Committee shall have the authority to grant awards under the Plan to executive officers of the Company. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Section 3. Performance Awards

3.1. Eligible Participants

Individuals who occupy the positions of Chief Executive Officer and Group President as well as any other Company officers specifically designated by the Committee are eligible to participate in the Plan ("Eligible Participants"). Absent a specific designation by the Committee, participation in the Plan will be limited to the Chief Executive Officer and Group Presidents.

3.2. Award Criteria

On or prior to the ninetieth day of each fiscal year of the Company ("Performance Period") for which an award ("Performance Award") is payable hereunder, the Committee shall establish the performance factors ("Performance Measures") applicable to the award for that Performance Period, the objective criteria based on those Performance Measures pursuant to which the bonus for that Performance Period is to be payable ("Performance Targets") and the amounts potentially payable based on the achievement or partial achievement of those Performance Targets. The Committee shall have sole discretion to determine the Company Performance Measures and Performance Targets applicable to the Performance Award, and the method of Performance Award calculation. Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) realized 6 Sigma benefits; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company's business. Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award otherwise payable to an Eligible Participant.

The maximum dollar amount that any Eligible Participant may be paid in any single year under the Plan may not exceed $4 million.

3.3. Payment of Awards

As soon as practicable after the Company's audited financial statements are available for the Performance Period for which the incentive compensation will be paid, the Committee shall determine the Company's performance in relation to the Performance Targets for that Performance Period. The Committee shall certify in writing the extent to which Performance Targets were satisfied.

The Committee may provide, when it establishes Performance Measures under Section 3.2, that in determining the Company's performance in relation to the Performance Targets for the Performance Period, adjustments shall be made in the method of calculating attainment of performance objectives for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board (FASB); (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any "extraordinary items" as determined under generally accepted accounting principles (GAAP); or (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. Any adjustment provided for pursuant to the foregoing shall be set forth in objective terms meeting the requirements for performance-based compensation under Section 162(m) of the Code.

Performance Awards shall be paid in cash within two and one-half months after the end of the Performance Period, or as soon as practicable thereafter, to the extent that the delay does not cause payments to fail to be short-term deferrals for purposes of Section 409A of the Code. Federal, state and local taxes will be withheld as appropriate.

3.4.  Termination of Employment

To receive a Performance Award, the Eligible Participant must be employed by the Company or one of its subsidiaries on the last day of the Performance Period. If an Eligible Participant terminates employment before such date by reason of death, disability or retirement, a payout based on the time of employment during the Performance Period shall be distributed. Eligible Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall receive a payout prorated for that part of the Performance Period for which they were Eligible Participants. If the Eligible Participant is deceased at the time of a Performance Award payment for which the Eligible Participant is eligible, the payment shall be made to the recipient's designated representative.

Section 4. Change of Control

4.1. Effect on Awards
Unless the Committee shall otherwise expressly provide in the agreement relating to an award under the Plan, upon the occurrence of a Change of Control as defined below, all Performance Awards for a Performance Period not completed at the time of the Change of Control shall be payable to Eligible Participants in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the Performance Period through the later of (i) the date of the Change of Control or (ii) for each Eligible Participant, the date the Eligible Participant terminates employment, and the denominator of which is twelve; provided, however, that if this Plan shall remain in effect after a Change of Control, a Performance Period is completed during that time, and the Eligible Participant's employment has not terminated, this provision shall not apply.

4.2. Change of Control Defined

For purposes of the Plan, a "Change of Control" shall be deemed to have occurred if:

(a) Any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 ("Exchange Act")), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company's then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders;

(b) During any period of two consecutive Performance Periods, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board;

(c) The stockholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) Company stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Section 5. Amendment and Termination

The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan, however shall not affect the right of an Eligible Participant to receive any earned but unpaid Performance Award. The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code. However, termination shall not affect any awards previously granted under the Plan.

Section 6. Section 162(m) Compliance

The Company intends that awards made pursuant to the Plan constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code. If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as "performance-based" compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as "performance-based" compensation.

Section 7. Employment Rights

No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

Section 8. Term

This amendment and restatement of the Plan applies to each of the four fiscal years of the Company in the period commencing January 1, 2007 and ending December 31, 2010, subject to the approval of the Plan by the Company's stockholders.

PROXY AND VOTING INSTRUCTION

ANNUAL MEETING OF STOCKHOLDERS—JUNE 14, 2006

This proxy is solicited on behalf of the Board of Directors

At the Annual Meeting of Stockholders of Caterpillar Inc. (the Company) on June 14, 2006, or at any adjournments thereof, the undersigned hereby (i) appoints D.E. Kuper and J.J. Funk, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY or CIBC MELLON TRUST COMPANY, as Trustee, to appoint D.E. Kuper and J.J. Funk, and each of them, proxies with power of substitution to vote all shares of the Company's stock credited to the accounts of the undersigned under any Caterpillar Inc. or subsidiary employee benefit plan at the close of business on April 17, 2006, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustees have not received the directions from the undersigned by June 13, 2006, the trustees will act in accordance with the employee benefit plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors' recommendations, simply sign and return this card.

SEE REVERSE SIDE

^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. To sign up for this optional service, visit https://www.proxyvotenow.com/cat. Please note you must type an "s" after "http".

☒	Please mark your vote as in this example

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote "FOR"

1.	Election of Directors
		FOR	WITHHOLD
		☐	☐
Nominees: 01. David R. Goode 02. James W. Owens 03. Charles D. Powell 04. Joshua I. Smith
For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Amend Articles of Incorporation	☐	☐	☐

3.	Approve Long-term Incentive Plan	☐	☐	☐

4.	Approve Short-term Incentive Plan	☐	☐	☐

5.	Ratify Auditors	☐	☐	☐

Directors recommend a vote "AGAINST"

		FOR	AGAINST	ABSTAIN
6.	Stockholder Proposal—Declassify Board	☐	☐	☐
7.	Stockholder Proposal—Separate CEO & Chair	☐	☐	☐
8.	Stockholder Proposal—Majority Vote Standard	☐	☐	☐

SIGNATURE	DATE	, 2006

SIGNATURE	DATE	, 2006

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar Inc.
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.  Vote by Telephone—Please call toll-free at 1-888-216-1363 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)

OR
2.  Vote by Internet—Please access https://www.proxyvotenow.com/cat and follow the simple instructions on the screen. Please note you must type an "s" after "http".

     You may vote by telephone or Internet 24 hours a day, 7 days a week.  Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

OR
3.  Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.